U.S. SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM SB-2
Amendment No. 1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

INTERNATIONAL SILVER, INC.
(Exact name of Registrant as specified in its charter)

Arizona	1040	86-0715596
(State or other Jurisdiction of	(Standard Industrial	(I.R.S. Employer
Incorporation or Organization)	Classification Code Number)	Identification No.)

International Silver, Inc.
8040 South Kolb Road
Tucson, Arizona 85706
Telephone number: (520) 889-2040

Approximate date of commencement of proposed sale to the public: as soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following. ☐

CALCULATION OF REGISTRATION FEE
Title of each class of securities to be registered	Amount to be Registered (3)	Proposed maximum offering price per Share [1]	Proposed maximum aggregate offering price (3)	Amount of registration fee [1](3)
Common Stock by Selling Stockholders	2,123,000	$1.25	$2,653,750	$81.47
TOTAL

(1) Estimated solely for the purposes of calculating the registration fee in accordance with Rule 457(a) under the Securities Act of 1933, as amended
(2) Selling Shareholders hold all of the shares that we are registering. The Selling Shareholders will be required to sell their shares at $1.25 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices. We will not receive proceeds from the sale of shares from the Selling Shareholders.
(3) In accordance with Rule 416(a), this Registration Statement shall also cover any additional shares of common stock which become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of common stock.

We hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until we shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a) may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. OUR SELLING SHAREHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER AND SALE IS NOT PERMITTED.

ii

FRONT COVER OF PROSPECTUS

SUBJECT TO COMPLETION, DATED FEBRUARY __, 2008
PROSPECTUS COVER PAGE

International Silver, Inc.
2,123,000 SHARES OF OUR COMMON STOCK ARE BEING OFFERED BY SELLING SHAREHOLDERS

The Selling Shareholders are offering up to 2,123,000 shares of our common stock.  We will not receive any proceeds from this Offering. We have arbitrarily set an offering price of $1.25 per common share being offered pursuant to this prospectus. The Selling Shareholders will offer and sell their shares at $1.25 per share until such time as the shares of our common stock become traded on the OTC Bulletin Board operated by the Financial Industry Regulatory Authority or another exchange. If our common stock becomes quoted on the OTC Bulletin Board or another exchange, then the sales price to the public will vary according to the selling decisions of each Selling Shareholder and the market for our stock at the time of resale, which may be at prevailing market prices or privately negotiated prices. We will not receive proceeds from the sale of shares from the Selling Shareholders.

There are no underwriting commissions involved in this offering. We have agreed to pay all the costs of this Offering. Selling Shareholders will pay no offering expenses.

Prior to this Offering, there has been no market for our securities. Our common stock is not now listed on any national securities exchange, the NASDAQ stock market, or the OTC Bulletin Board.  There is no guarantee that our securities will ever trade on the OTC Bulletin Board or other exchange.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

THIS OFFERING IS HIGHLY SPECULATIVE AND THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK AND SHOULD BE CONSIDERED ONLY BY PERSONS WHO CAN AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT. SEE “RISK FACTORS” BEGINNING ON PAGE __.

iii

INSIDE FRONT AND OUTSIDE BACK COVER PAGES OF PROSPECTUS

Until 90 days after the date of this prospectus, or until _______________, 2008, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as underwriters and with respect to their sold allotments or subscriptions.

The date of this preliminary prospectus is February ____ 2008.

TABLE OF CONTENTS	Page
PART I - INFORMATION REQUIRED IN PROSPECTUS
Front of Registration Statement and Outside Front Cover of Prospectus
Inside Front and Outside Back Cover Pages of Prospectus	1
Summary Information and Risk Factors	3

Risks Related to our Business Activities:

Our financial condition raises substantial doubt about our ability to continue as a going concern.

We will need substantial financing to conduct our planned exploration activities and we have no present financing source identified if we fail to obtain sufficient financing, we will be unable to pursue our business plan or our business operations will be curtailed, in which case you will lose part or all of your investment in our common stock.

Because the probability of any of our properties or claims ever having reserves or being profitable is extremely remote, any funds that we spend on exploration may be lost. because we are an exploration stage company with no mining operations and our future operations are subject to substantial risks and obtaining financing, we may not be successful in conducting any future mining operations.

We may not have access to all of the materials we need to begin exploration, which could cause us to delay or suspend activities.

We lack an operating history in our current business plan and we have losses resulting from our initial exploration activities, which make it difficult for you to evaluate whether we will be able to continue our operations, and whether we will be profitable.

In the event that we obtain estimates of reserves, those estimates may be subject to uncertainty.

The services of our President and Chief Executive Officer, Executive Vice President/Chief Financial Officer, Consulting Geologist, and our Vice President of Administration and Logistics, are essential to the success of our business; the loss of any of these personnel will adversely affect our business.

Our management has conflicts of interest that may favor the interests of our management, but to the detriment of our minority shareholders.

We may be denied the government licenses and permits or fail to comply with federal and state requirements for our exploration activities and if we discover commercially exploitable silver or other mineral deposits, we may be denied the additional government licenses and permits which we will need to conduct actual mining activities.

We do not carry any property or casualty insurance and do not intend to carry such insurance in the near future which may expose us to liabilities that will negatively affect our financial condition.

If we fail to make timely payments totaling $7,990,000 for our purchase of the Langtry property, we will lose our right to purchase the Langtry property.

Because we do not have an audit, nominating, or compensation committee, shareholders will have to rely on our entire board of directors, all of which are not independent, to perform these functions.

Our management devotes less than full time to our business , which may negatively impact our operations and/or reduce our revenues.

Risks Related to this Offering:

We have a substantial number of authorized shares but unissued shares of common stock, which our management may issue without stockholder approval, which may substantially dilute the value of your shares of common stock.

Use of Proceeds	10
Determination of Offering Price	10
Dilution	10
Selling Shareholders	10
Plan of Distribution	12
Legal Proceedings	12
Directors, Executive Officers, Promoters and Control Persons	13
Security Ownership of Certain Beneficial Owners	18
Description of Securities	19
Interest of Named Experts and Counsel	20
Disclosure of Commission Position on Indemnification	22
-Organization in the Last Five Years	20
Description of Business	22
Management's Discussion and Analysis or Plan of Operation	37
Description of Property	25

Market for Common Equity and Related Stockholder	47
Executive Compensation	50
Financial Statements	F-2
Changes In and Disagreements With Accountants on	50
Accounting and Financial Disclosure	50

Indemnification of Directors and Officers	II-2
Other Expenses of Issuance and Distribution	II-3
Recent Sales of Unregistered Securities	II-3
Exhibits	II-6
Undertakings	II-6

SUMMARY INFORMATION AND RISK FACTORS

As used in this prospectus, unless the context otherwise requires, “we”, “us”, or “our” refers to International Silver, Inc. All dollar amounts in the prospectus are in U.S. dollars unless otherwise stated. The following summary is not complete and does not contain all the information that may be important to you. This prospectus contains statements about our future business operations that involve risks and uncertainties. Our actual results could differ significantly from our anticipated future operations as a result of many factors, including those identified under the "Risk Factors" section of this prospectus beginning on page 4. The prospectus summary contains a summary of all material terms of the prospectus. You should carefully read all information in the prospectus prior to making an investment decision, including the Financial Statements and their explanatory notes, under the Financial Statements section beginning on page F-1,

Organization
We were incorporated in the State of Arizona on September 4, 1992 as ARX Engineering Inc. On June 20, 2006, we changed our name to International Silver, Inc. to reflect our present business plan of conducting exploration activities in North America. Our mailing address is 8040 South Kolb Road, Tucson, Arizona 85706 and our telephone number is (520) 889-2040.

Business
We are a development stage company that is engaged in exploration stage activities in search of mineral deposits or reserves. We have not yet engaged in either development or production stage activities. We plan to acquire, stake claims, or lease exploration properties, and conduct exploration activities in North America.

On November 2, 2006, we acquired 98% of our subsidiary, Metales Preciosos S.A. de C.V. (“Metales Preciosos”), a Mexico based company incorporated in Mexico on April 21, 2003. Metales Preciosos holds four of the exploration properties where we plan to conduct our exploration activities: the El Cumbro, El Cusito, Canada de Oro,, and La Moneda properties located in Mexico, where we intend to explore for silver, gold, zinc, lead and copper.

As more fully discussed in our Property Section beginning on page 25 we hold interests in and plan to conduct exploration activities at these other properties:

•	The Tecoma property located in Box Elder County Utah, where we intend to explore for silver; and;
•	The Leviathan Property, in San Bernardino County, California, consisting of 60 unpatented mining claims encompassing 1304 acres, where we intend to explore for silver and barite.

We also plan to purchase the Langtry property, which abuts our Leviathan property in San Bernardino County, California, where, if we acquire the Langtry property, we intend to explore for silver and barite.

Although we generated total revenues of $227,121 in 2005 and $209,665 in 2006 from engineering/mining related consulting services, we have not generated any revenues since June 16, 2006 when we changed the nature of our operations solely to exploration activities.

We have relied upon funds raised from the sale of our common stock and funds provided by our management to cover our operating costs and expenses. Our independent accountant has issued an opinion that there is substantial doubt about our ability to continue as a going concern.

The Offering
As of the date of this prospectus, we have 14,526,186 shares of our common stock outstanding. We have never been authorized to issue preferred stock of any class. This offering is comprised solely of shares of our common stock held by our Selling Shareholders. Although we have agreed to pay all offering expenses, we will not receive any proceeds from the sale by the Selling Shareholders of their securities. We anticipate offering expenses of approximately $85,500. We may borrow funds from our management or others to pay the offering expenses.

The Selling Shareholders will be required to sell their shares at $1.25 per share until our shares are quoted on the OTC Bulletin Board, and, assuming we secure this qualification for quotation, thereafter at prevailing market prices or privately negotiated prices. There is no market for our common stock and a market for our common stock may never develop. The current absence of a public market for our common stock may make it more difficult for you to sell shares of our common stock that you own. There is no assurance that we will be successful in either having this Registration Statement be declared effective, or that quotation of our common stock will be approved by FINRA.

SUMMARY OF FINANCIAL DATA

The following consolidated financial data has been derived from and should be read in conjunction with our audited financial statements for the years ended December 31, 2007, 2006, and 2005. Because this is only a financial summary, it does not contain all the financial information that may be important to you. Therefore, you should carefully read all the information in this prospectus, including the financial statements and their explanatory notes before making an investment decision.

	December 31, 2007	December 31, 2006	Exploration Stage (since inception) June 16, 2006 to December 31, 2007

Revenue	7,128	209,665	7,128
Total Operating Expenses	237,965	352,848	488,798
Cash on Hand	51,283	2,042	N/A
Total Assets	146,868	242,777	N/A
Current Liabilities	122,850	80,331	N/A
Working Capital (Deficit)	16,996	155,049	N/A
Accumulated Deficit	666,920	429,258	496,310
Exploration Costs	22,902	159,071	181,973

Risk Factors

In addition to the other information provided in this prospectus, you should carefully consider the following risk factors in evaluating our business before purchasing our common stock. Our exploration activities are highly risky and speculative; accordingly, an investment in our common stock shares involves a high degree of risk. You should not invest in our common stock if you cannot afford to lose your entire investment. In deciding whether you should invest, you should carefully consider the following risk factors together with all of the other information contained in this Prospectus. Any of the following risk factors may cause our exploration activities, prospects, financial condition or results of operations to be negatively impacted, which may lead to the loss of all or part of your investment.

Risks Related to our Business Activities.

Our financial condition raises substantial doubt about our ability to continue as a going concern.

As noted by our independent auditors, we have an accumulated deficit of $666,920 as of December 31, 2007, and our auditor has issued a going concern opinion. This means that there is substantial doubt whether we can continue as an ongoing business. We will need substantial financing to conduct our planned exploration activities with no present financing source identified; if we fail to obtain sufficient financing, we will be unable to pursue our business plan or our business operations will have to be curtailed or terminated, in which case you will lose part or all of your investment in our common stock.

We will require capital of $18,986,500 to finance our operations and conduct our exploration activities, which include the following expenditures:

•	$8,000,000 to acquire the Langtry property;
•	$8,986,500 of exploration expenses for our Tecoma, Mexico, Leviathan, and the not yet acquired, Langtry property
•	$500,000 for working capital;
•	$200,000 for legal and accounting expenses; and
•	$1,300,000 for general and administrative expenses.

Even if we are successful in identifying a mineral deposit, we will have to spend additional funds on further drilling and engineering studies before we will know if we have a commercially viable mineral deposit.

We may also need capital more rapidly than currently anticipated and we may be unsuccessful in obtaining sufficient capital to accomplish any or all of our objectives Our inability to raise additional funds on a timely basis could prevent us from achieving our business objectives and could have a negative impact on our business, financial condition, results of operations and the value of your investment.

Because the probability of any of our properties or claims ever having reserves or being profitable is remote, any funds that we spend on exploration may be lost.
None of the properties or claims on which we have the right to explore for silver and other precious metals is known to have any confirmed commercially mineable deposits of silver or other metals that may be mined at a profit. Whether we will be able to mine these properties or claims at a profit, depends upon many factors, including:

•	the size and grade of the deposit;
•	whether we can obtain sufficient financing on acceptable terms to conduct our exploration activities;
•	volatile and cyclical price activity of silver and other precious metals; and
•	the cost, personnel, and time burdens of domestic and foreign governmental regulation, including taxes, royalties, land use, importing and exporting of minerals, and environmental protection.

The probability of an individual prospect ever having reserves is remote. Accordingly, if we are unable to mine a prospect at a profit because the deposits may not be of the quality or size that would enable us to make a profit from actual mining activities or because it may not be economically feasible to extract metals from the deposits, and in such case any funds spent on exploration activities will probably be lost, which may result in a loss of part of or your entire investment.

Because we solely engage in exploration stage activities, we have no mining operations, and our future operations are subject to substantial risks, we may never be successful in conducting any future mining operations.

We are not a mining company, but rather an exploration company at the beginning stage of our exploration operations. Our business is exploring for silver and other minerals. We will be unable to generate revenues or make profits, unless we actually mine deposits, if any actually exist. We will need to either mine the silver or other minerals ourselves, find some other entity to mine our properties on our behalf, or sell our rights to mine the silver or other minerals; however, if we are unable to do so, you could lose your entire investment in our common stock.

We may not have access to all of the materials we need to begin exploration, which could cause us to delay or suspend activities.

Due to competitive demands for exploration services and obtaining necessary supplies and/or equipment, there may be disruptions in our planned exploration activities, especially if there are unforeseen shortages. We have not attempted to locate or negotiate with any suppliers of products, equipment or materials. We will attempt to locate suitable equipment, materials, manpower and fuel if sufficient funds are available; if we are unable to do so, we will experience delays or suspension of our planned activities, which will adversely affect our exploration activities and financial condition.

We lack an operating history in our current business plan and we have losses, which make it difficult for you to evaluate whether we will be able to continue our operations, and whether we will ever be profitable.

We recently began our current business plan of conducting exploration for silver and other minerals in June of 2006. Our short operating history consists of starting our preliminary exploration activities and we have no income-producing activities. We incurred accumulated losses of $496,310 since the inception of our exploration activities.  We have no adequate operating history to evaluate our future success or failure. Additionally, if we spend $18,986,500 to implement our business plan this will lead to further losses and our failure to generate future revenues to defray ongoing expenditures will cause us to suspend or cease our activities. Accordingly, it will be difficult for you to evaluate our ability to continue our operations or whether we will be profitable.

In the event that we obtain estimates of reserves, those estimates may be subject to uncertainty.

We have no estimates of confirmed probable or proven reserves pertaining to any of our properties or claims, and we may never obtain any such reserve estimates. If we obtain a reserve estimate, it could be subject to uncertainty. Estimates are arrived at by using standard acceptable geological techniques, and are based on interpretive geological data obtained from drill holes, sampling techniques, assaying, surveying, and mapping. Feasibility studies are used to derive estimates of cash operating costs based on anticipated tonnage and grades of ore to be mined and processed, predicted configuration of ore bodies, expected recovery rates of metal from ore, operating costs, and other factors. Actual cash operating costs and economic returns may differ significantly from original estimates due to:

•	Fluctuations in current prices of metal commodities extracted from the deposits;
•	Changes in fuel prices and equipment;
•	Labor rates;
•	Changes in permit requirements; and

Any one or a combination of these factors may negatively affect the relative certainty or uncertainty of geological reports or reserve estimates.

The services of our President and Chief Executive Officer, Executive Vice President/Chief Financial Officer, Consulting Geologist, and our Vice President of Administration and Logistics, are essential to the success of our business; the loss of any of these personnel will adversely affect our business.

Our business depends upon the continued involvement of: (a) Harold Roy Shipes, our President/ Chief Executive Officer/Chairman of the Board, who has 35 years of mining expertise, and directs our operations; (b) Harrison Matson, our Consulting Geologist, who has 25 years of mining expertise and who identifies, surveys, stakes claims, and examines our exploration prospects and properties; (c) John McKinney, our Executive Vice President/Chief Financial Officer, who has 17 years of mining expertise, directs our financial operations, and constructs financial models of exploration properties; and (d) Matthew Lang, our Vice President of Administration and Logistics, who has 9 years experience in mining and logistics. The loss, individually or cumulatively, of Messrs. Shipes, McKinney, Matson, or Lang would adversely affect our business, prospects, and our ability to successfully conduct our exploration activities.

We rely solely upon Messrs. Shipes, McKinney, Matson, or Lang’s judgment and expertise regarding our exploration activities, including whether to acquire, lease, or stake our properties, and to implement our exploration programs, which will be jointly designed, supplied and managed by them. We anticipate that our business may become dependent upon other key personnel and/or consultants in the future. We do not presently carry key-man insurance on any of our officers, directors or employees, and cannot predict when or whether we will carry such insurance in the near future. We do not believe that we will be able to operate as originally planned in the event that we lose their services. Before you decide whether to invest in our common stock, you should carefully consider our reliance upon these personnel and that if we lose the benefit of their expertise, your investment may be negatively impacted.

Our management has conflicts of interest that may favor the interests of our management, but to the detriment of our minority shareholders’ interests.

Our directors and officers also serve as officers and/or directors of other mining exploration companies. As a result, their personal interests and those of the companies that they are affiliated with may come into conflict with our interests and those of our minority stockholders. We as well as the other companies that our officers and directors are affiliated with may present them with business opportunities, which are simultaneously desired. Additionally, we may compete with these other companies for investment capital, technical resources, key personnel and other things. You should carefully consider these potential conflicts of interest before deciding whether to invest in our shares of our common stock. We have not yet adopted a policy for resolving such conflicts of interests. Our directors’ and officers’ potential conflicts of interest as of the date of this Prospectus due to their affiliation with other companies and as a result of their family relationships are:

•
Harold Roy Shipes, our President/Chief Executive Officer/Director is: (a) the Founder/Chairman/Chief Executive Officer of American International Trading Company, a privately held mining company based in Tucson, Arizona, that is engaged in exploration and development of tin properties in Bolivia; (b) the Chairman/Chief Executive Officer of Atlas Precious Metals, Inc., a Tucson, Arizona based company that is engaged in exploration activities involving: (i) gold and moly (molybdinum) of properties in Montana; (ii) zinc/lead/silver of properties in Bolivia; and (iii) a joint venture on the Karachipampa Lead Smelter in Bolivia; and (c) the Chief Executive Officer of Atlas Corporation, an SEC reporting company that is delinquent in its SEC reporting obligations, but plans to attempt to become current in its SEC filing obligations by approximately June 2008, and to acquire and conduct exploration activities of uranium properties within the United States.

•
Mr. John A. McKinney, our Executive Vice President and Chief Financial Officer, is: (a) the Co-Founder/Chairman/Chief Executive Officer/Director of American International Trading Company, a privately held mining company based in Tucson, Arizona, that is engaged in exploration and development of tin mines in Bolivia; (b) Executive Vice President/Chief Financial Officer of Atlas Precious Metals, Inc., a Tucson, Arizona based company that is engaged in exploration activities involving: (i) gold and moly (molybdinum) of properties in Montana; (ii) zinc/lead/silver of properties in Bolivia; and (iii) a joint venture on the Karachipampa Lead Smelter in Bolivia .

•
Mr. Matthew J. Lang, our Vice President of Administration and Corporate Secretary, is the Vice President of Administration and Corporate Secretary of American International Trading Company, a privately held mining company based in Tucson, Arizona, that is engaged in exploration and development of tin mines in Bolivia. Mr. Lang is the Vice President of Administration and Corporate Secretary of Atlas Precious Metals, Inc., a Tucson, Arizona based mining company that is engaged in exploration activities involving: (i) gold and moly (molybdinum) of properties in Montana; (ii) zinc/lead/silver of properties in Bolivia; and (iii) a joint venture on the Karachipampa Lead Smelter in Bolivia.

•
John McKinney, our Executive Vice President/Chief Financial Officer and Matthew Lang, our Vice President Administration and Logistics are the son-in-laws of our Harold Roy Shipes, our Chief Executive Officer/Chairman, and collectively with Mr. Shipes, along with their spouses, own 84.4% of our outstanding shares of Common Stock as of the date of this Registration Statement. Accordingly, these related family members who are our officers, have and will continue to have the ability to substantially control our business and affairs and acting together have the power to approve all matters that need to be approved by our stockholders, including the election and removal of directors and officers, mergers, consolidations, or the sale of all or substantially all of our assets. This concentration of ownership may have the effect of delaying, deferring or preventing a change in our control, impeding a merger, consolidation, takeover or other business combination involving us, or discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, any or all of which may adversely affect the value of your investment.

Because the interests of our officers and the companies that they are affiliated with may disfavor our own interests and those of our minority stockholders, you should carefully consider these conflicts of interest before purchasing shares of our common stock.

We may be denied the government licenses and permits or otherwise fail to comply with federal and state requirements for our exploration activities.

Our future exploration activities will require licenses, permits, or compliance with other state and federal requirements regarding prospecting, exports, taxes, labor standards, occupational health, waste disposal, toxic substances, land use, environmental protection, mine safety and other matters. Our failure to acquire all required licenses or permits or successfully comply with the pertinent federal and state regulations will negatively impact our operations.

We do not carry any property or casualty insurance and do not intend to carry such insurance in the near future which may expose us to liabilities that will negatively affect our financial condition.

The search for valuable minerals exposes us to numerous hazards. As a result, we may become subject to liability for such hazards, including environmental pollution, cave-ins, unusual or unexpected geological conditions, ground or slope failures, cave-ins, changes in the regulatory environment and natural phenomena such as inclement weather conditions, floods and earthquakes or other hazards that we cannot insure against or which we may elect not to insure. At the present time we have no coverage to insure against these hazards. Should we incur liabilities involving these hazards that may have a material adverse effect on our financial condition.

Such occurrences could result in loss of or damage to our properties, equipment, infrastructure, personal injury or death, environmental damage, delays, monetary losses and possible legal liability. You could lose all or part of your investment if any such catastrophic event occurs. We do not carry any insurance at this time, nor do we intend to carry property or casualty insurance in the future, except that we will carry all insurance that we are required to by law, such as motor vehicle insurance. Even if we do obtain insurance, it may not cover all of the risks associated with our operations. We will not carry title insurance. Should any events against which we are not insured actually occur, we may become subject to substantial losses, costs and liabilities that will adversely affect our financial condition.

If we fail to make timely payments totaling $7,990,000 for our purchase of the Langtry property, we will lose our right to purchase the Langtry property.

To complete the purchase of the Langtree property we are required to pay by March 7, 2008 a $90,000 extension payment to extend the payment of $7,990,000 to June 8, 2008. We do not presently have any available funding source to pay the $90,000 extension payment or the $7,990,000 purchase price of the Langtry property. If we are unable to purchase the Langtree property it will significantly impact our operational plan.

Because we do not have an audit, nominating, or compensation committee, shareholders will have to rely on our entire board of directors, all of which are not independent, to perform these functions.

We do not have an audit, nominating, and compensation committees and our board of directors as a whole will perform these functions. There is a potential conflict in that board members who are management will participate in discussions concerning management compensation and audit issues that may affect management decisions, and that such decisions may favor the interest of our management over our minority shareholders or us.

Our management devotes less than full time to our business, which may negatively impact our operations and/or reduce our revenues.

Harold Roy Shipes, our Chief Executive Officer, John McKinney, our Executive Vice President/Chief Financial Officer, and Matt Lang, our Vice President of Administration/Corporate Secretary, devote less than full time to our business. Each member of our management described above devotes approximately 60% of their time to us or 30 hours per week, 30% of their time to Atlas Precious Metals, Inc., 5% to Atlas Corporation, and 5% to American International Trading Company. Because our management may be unable to devote the time necessary to our business, we may be unsuccessful in the implementation of our business plan.

Risk Related to this Offering

We have a substantial number of authorized shares but unissued shares of common stock that our management may issue without stockholder approval, which may substantially dilute the value of your shares of common stock.

We have 500,000,000 shares of authorized shares of common stock, only 14,526,186 of which have been issued to date. Our management has broad discretion to issue shares for a variety of transactions, including for capital raising purposes, mergers, acquisitions, compensation to our officers and directors and consultants. If our management determines to issue shares for these or other purposes, your ownership position will be diluted and unless shareholder approval is required you will not have the ability to vote on such matters.

Special Information Regarding Forward Looking Statements

Some of the statements in this prospectus are “forward-looking statements.” These forward-looking statements involve certain known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. These factors include, among others, the factors set forth above under “Risk Factors.” The words “believe,” “expect,” “anticipate,” “intend,” “plan,” and similar expressions identify forward-looking statements. We caution you not to place undue reliance on these forward-looking statements. We undertake no obligation to update and revise any forward-looking statements or to publicly announce the result of any revisions to any of the forward-looking statements in this document to reflect any future or developments. However, the Private Securities Litigation Reform Act of 1995 is not available to us as a penny stock issuer and thus we may not rely on the statutory safe harbor from liability for forward-looking statements. Further, Section 27A(b)(2)(D) of the Securities Act of 1933, as amended and Section 21E(b)(2)(D) of the Securities Exchange Act of 1934, as amended, expressly state that the safe harbor for forward looking statements does not apply to statements made in connection with this offering.

USE OF PROCEEDS

Not applicable. We will not receive any proceeds from the sale of the shares of our common stock offered by the Selling Shareholders.

DETERMINATION OF OFFERING PRICE

Our management has determined the offering price for the Selling Shareholders' shares. The offering price has been arbitrarily determined and does not bear any relationship to our assets, results of operations, or book value, or to any other generally accepted criteria of valuation. Prior to this offering, there has been no market for our common shares. The Selling Shareholders will be required to sell their shares at a price of $1.25 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices. If our common stock becomes quoted on the OTC Bulletin Board and a market for our stock develops, the actual price of the stock will be determined by prevailing market prices at the time of sale or by private transactions negotiated by the Selling Shareholders named in this prospectus. Therefore, the offering price will be determined by market forces and the independent decisions of the Selling Shareholders named in this prospectus or privately negotiated prices.

DILUTION

We are not offering any shares in this Registration Statement. All shares are being registered on behalf of our Selling Shareholders. All shares being registered are currently issued and outstanding. Accordingly, there will be no dilution to our existing shareholders.

SELLING SHAREHOLDERS

The Selling Shareholders named below are selling the securities. The table assumes that all of the securities will be sold in this offering. However, any or all of the securities listed below may be retained by any of the Selling Shareholders, and therefore, no accurate forecast can be made as to the number of securities that will be held by the Selling Shareholders upon termination of this offering. These Selling Shareholders acquired their shares by purchase in a private purchase from us that was exempt from registration under Section 4(2) of the Securities Act of 1933. We believe that the Selling Shareholders listed in the table have sole voting and investment powers with respect to the securities indicated. We will not receive any proceeds from the sale of the securities by the Selling Shareholders. No Selling Shareholders are broker-dealers or affiliates of broker-dealers. To the extent that any successor(s) to the named Selling Shareholders wish to sell under this prospectus, we must file a prospectus supplement identifying such successors as Selling Shareholders.

The following table provides as of the date of this prospectus, information regarding the beneficial ownership of our common stock held by each of the Selling Shareholders, including:

•	the name each selling security holder,;
•	the position, office, or other material relationship which the selling security holder has with us within the past three years or any of our predecessors or affiliates, if any;
•	the amount of common shares held by each selling security holder before the offering;
•	the amount to be offered for the security holder's account; and the amount and (if one percent or more) the percentage of the class to be owned by such security holder

Name	Beneficially Relationship With Issuer	Beneficially Owned Prior to Offering	Amount to be Offered	Percentage Owned Before/After Offering
Aguilar, Sandra	None	400	400	<0.1%/0.0%
Asetre, Edward &	None	6,000	6,000	<0.1%/0.0%
Debra
Bauer, Maria T.	None	7,000	7,000	<0.1%/0.0%
Birch, Raymond S &	Daughter & Son	300,000	150,000	<0.1%/0.0%
Rochelle M	In-Law of CEO
Burns, Billie J	None	30,000	30,000	<0.1%/0.0%
Chavez, Iris	None	400	400	<0.1%/0.0%
Comerford, Frank &	None	600	600	<0.1%/0.0%
Senona
Compton, David E. &	None	20,000	20,000	<0.1%/0.0%
Pamela L.
Cotten, Clarissa	None	600	600	<0.1%/0.0%
Davis, Brandon K	None	500	500	<0.1%/0.0%
Davis, Gerald E	None	500	500	<0.1%/0.0%
Davis, Kendra	None	500	500	<0.1%/0.0%
Davis, Ryan K	None	500	500	<0.1%/0.0%
Dominguez, Daniel	Consultant	50,000	50,000	<0.1%/0.0%
Dominguez, Emerson	None	400	400	<0.1%/0.0%
Dominguez, Grace E	None	400	400	<0.1%/0.0%
Dominquez, Thomas	None	400	400	<0.1%/0.0%
Dunham, H. E.	Son of Director	2000	2000	<0.1%/0.0%
	Dunham
Dunham, H.E.& Anna	Director and wife	92,000	20,000	<0.1%/0.0%
Dunham, P Brian	Son of Director	2000	2000	<0.1%/0.0%
	Dunham
Fletcher, Stephanie &
H.E. Daniel	None	400	400	<0.1%/0.0%
Fryar, Rachel D	None	2000	2000	<0.1%/0.0%
Gardner, Elizabeth D	Daughter of Director	2000	2000	<0.1%/0.0%
	H. E. Dunham
Gill, Rana S	None	500	500	<0.1%/0.0%
Gonzalez, Eddie	None	600	600	<0.1%/0.0%
Gonzalez, Rhonda	None	400	400	<0.1%/0.0%
Guzman, Carlos E	None	500	500	<0.1%/0.0%
Hamilton, Brenda	Attorney for	700,000	700,000	4.8%/0.0%
	Issuer
Harrington, Michael	Director	100,000	20,000	<0.1%/0.0%
Kossman, Dooreen L	None	600	600	<0.1%/0.0%
Lang, Matthew J &	Corporate Secretary	4,050,000	140,000	<27.9%/26.9%
Danielle N	and wife
Lehrer, Frederick M	Attorney for	300,000	300,000	2.1%/0.0%
	Issuer
Long, Matthew	None	500	500	<0.1%/0.0%
Long, Shannon	None	500	500	<0.1%/0.0%
Lopez, Kristi	None	15,000	15,000	<0.1%/0.0%
Makaron, Alex	Employee	50,000	50,000	<0.1%/0.0%
Masias, Jesus C &	None	200,000	200,000	<0.1%/0.0%
Diane
Matson, Harrison	Consultant	150,000	100,000	<0.1%/0.0%
McGinnis, Jodie	None	400	400	0.1%/0.0%
McKinney, John	CFO and wife	4,000,000	140,000	27.5%/26.6%
and Lynette
Placencio, Bo	None	4,000	4,000	<0.1%/0.0%
Salido, Juan	None	400	400	<0.1%/0.0%
Shapiro, Edward &	None	12,000	12,000	<0.1%/0.0%
Debra
Shipes, Harold R and Eilean	CEO & Wife	4,021,186	140,000	27.7%/26.7%
Small, Holly	None	1,000	1,000	<0.1%/0.0%

Total:		14,126,186	2,123,000

The Selling Shareholders have no agreement with any underwriter with respect to the sale of their shares. The Selling Shareholders may from time to time offer their shares through underwriters, dealers or agents, which may receive compensation in the form of underwriting discounts, concessions or commissions from them and/or the purchasers of the shares whom they act as agents. The Selling Shareholders and any agent, dealer or underwriter that participate in the distribution of the Shares may be deemed to be an underwriter under the Securities Act and any profit on the sale of the Shares by them and any discounts, commissions, or concessions received by any such underwriter; may be deemed to be underwriting discounts and commissions under the Securities Act.

PLAN OF DISTRIBUTION

The Selling Shareholders may sell some or all of their common stock in one or more transactions, including block transactions. The Selling Shareholders will sell their shares at $1.25 per share until their shares are quoted on the OTC Bulletin Board, and thereafter at prevailing market prices or privately negotiated prices. The shares may also be sold in compliance with the Securities and Exchange Commission's Rule 144. We are bearing all estimated costs of $85,500 relating to the registration of the common stock. The Selling Shareholders, however, will pay any commissions or other fees payable to brokers or dealers in connection with any sale of the common stock. The Selling Shareholders must comply with the requirements of the Securities Act and the Exchange Act in the offer and sale of the common stock. In particular, during such times as the Selling Shareholders may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be an underwriter, they must comply with applicable law and may, among other things:

•	Not engage in any stabilization activities in connection with our common stock;
•	Furnish each broker or dealer through which common stock may be offered, such copies of this prospectus, as amended from time to time, as may be required by such broker or dealer; and
•	Not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Exchange Act.

LEGAL PROCEEDINGS

There are no pending or threatened lawsuits against us.

Our agent for service of process is our Chief Executive Officer, Harold Roy Shipes, 8040 South Kolb Road, Tucson, Arizona 85706.

DIRECTORS AND EXECUTIVE OFFICERS

Our Board of Directors and our executive officers consist of the persons named in the table below. Directors are elected at our annual meeting of Shareholders. Vacancies on our Board of Directors may only be filled the majority vote of the remaining Directors. Each director shall hold office until the next annual meeting of Shareholders and until his successor has been elected. Our bylaws provide that we have at least one director.

The table below sets forth our corporate officers and directors:

Name of Service	Age	Position	Term as Director	Period as Director
Harold Roy Shipes	65	President/CEO/Chairman/Director	One year	9/92 to Present
Herbert E. Dunham	64	Director	One year	6/06 to Present
Michael S. Harrington	70	Director	One year	9/07 to Present
John A. McKinney	47	Chief Financial Officer/Executive Vice President
Matthew J. Lang	28	Vice President/Corporate Secretary

Mr. Harold Roy Shipes, Chairman/President/Chief Executive Officer. Mr. Shipes has been our President/Chief Executive Officer since April 13, 1999, and our co-founder and Chairman of the Board since 1992. From 1992 until September 2006, Mr. Shipes provided us with engineering services, specializing in mining related engineering projects. Including his affiliation with us, Mr. Shipes has over 35 years experience in the mining industry in senior management positions with companies around the world and has worked extensively in copper, zinc and precious metals, as well as engineering, construction and project development, as follows:

a)
In 2004, Mr. Shipes became President and Chief Executive Officer of Atlas Minerals, Inc., now known as Atlas Corporation, an SEC reporting company that is currently delinquent in its reporting obligations, but will attempt to become current in its SEC reporting by June 2008.

b)
Mr. Shipes founded American International Trading Company in 1996 and has been its Chairman and Chief Executive Officer from 1996 to present. American International Trading Company is a privately held mining company based in Tucson, Arizona, that is engaged in exploration and development of tin mines in Bolivia.

c)
Mr. Shipes co-founded Western Gold Resources in 1994, which merged with Atlas Precious Metals, Inc. in 2004. Mr. Shipes continues as Chairman and Chief Executive Officer of Atlas Precious Metals, Inc., a Tucson, Arizona private based mining company that has several gold exploration properties in Sonora, Mexico, and projects in Bolivia, including a Joint Venture on the Karachipampa Lead Smelter in Potosi, Bolivia, and zinc, lead and silver exploration properties.

d)
In 1988, Mr. Shipes founded Arimetco International, Inc., a Toronto Stock Exchange listed company from 1988 to 1996 based in Tucson, Arizona, which was a copper mining company with operations in Arizona and Nevada. Mr. Shipes was President and Chief Executive Officer of Arimetco International, Inc. from 1988 until 1999.

e)
From November 1992 to October 1994, Mr. Shipes served as Chairman of Breakwater Resources, a zinc mining company located in Toronto Canada that was listed on the Toronto Stock Exchange at the time and continues to have such listing.

f)
From January 1993 to December 1995, Mr. Shipes served as a Director of Transoceanic Trading Company, a Barbados based metals trading company. In 1986, Mr. Shipes founded American Pacific Mining and acquired the El Mochito Mine, a zinc, lead and silver mine in Honduras.

g)
From 1984 to 1988, Mr. Shipes was the President and Chief Executive Officer of American Pacific Mining, a then listed Toronto Stock Exchange that engaged in mining activities in Honduras, Central America, and Arizona. The El Mochito Mine produced zinc and lead-silver concentrates that were shipped around the world for smelting; and the Johnson Camp Mine produced cathode copper that was consumed in the United States.

h)	Mr. Shipes was General Manager and Chief Executive Officer of Ok Tedi Mining Limited, a copper and gold mining company in Papua, New Guinea, from 1984 to 1986.
i)
From 1975 to 1983, Mr. Shipes was the Vice President and General Manager of the copper producing company, Southern Peru Copper Company, and from 1981 to 1983, as Vice President and General Manager of Southern Peru Copper Company.

In 1967, Mr. Shipes received a Bachelor of Science Degree in Biochemistry from the University of Arizona. In 1977, he completed postgraduate studies in Mining and Metallurgical Engineering at the University of Arizona and received a Bachelor of Science Degree in Biochemistry and Mining Metallurgical Engineering.

Mr. John A. McKinney, Executive Vice President and Chief Financial Officer. Mr. McKinney has been our Executive Vice President/Chief Financial Officer since June 16, 2006. From September 4, 1992 to December 31, 2001, Mr. McKinney was our Corporate Secretary. Including his affiliation with us, Mr. McKinney, has performed in senior management positions in the mining industry for approximately 18 years, as follows:

a)	In 1992, Mr. McKinney co-founded us when we were an engineering company specializing in mining related engineering projects.
b)	Since May 1994, Mr. McKinney has been a Director of American International Trading Company, a Tucson, Arizona based company that engaged in the business of mining exploration in Bolivia.
c)
In 1994, Mr. McKinney co-founded Western Gold Resources that merged with Atlas Precious Metals, Inc., a Tucson, Arizona based private mining company that has gold exploration properties in Sonora, Mexico, a Joint Venture on the Karachipampa Lead Smelter in Potosi, Bolivia lead smelter, and zinc, lead and silver exploration properties in Bolivia. Mr. McKinney has been Executive Vice President and Chief Financial Officer of Atlas Precious Metals Inc. since May 1994.

d)
From 1992 to 1995, Mr. McKinney served as a Director of Breakwater Resources, a Toronto Stock Exchange listed zinc mining company; during the same time period, he served on the management committee of Transoceanic Trading Company, a Barbados metals trading company that was a subsidiary of Breakwater Resources.

e)
Mr. McKinney served in the following positions with Arimetco International, Inc., a then Toronto Stock Exchange listed company based in Tucson, Arizona, which was a copper mining company with operations in Arizona and Nevada: (a) from 1989 to 1991, as the Director of Purchasing; (b) from 1991 to 1994, as the Vice President of Corporate Administration; (c) from 1994 to 1999, as Executive Vice President; and (d) from 1997 to 1999, as Chief Financial Officer.

f)
From 1989 to 1992, he was President/Director of Arisur, Inc., a Grand Cayman private company that owned the Andacaba Silver and Zinc mine in Bolivia and was a wholly owned subsidiary of Arimetco International, Inc.

In addition to the above mining related positions, in 1999, Mr. McKinney founded and became Chairman and President of Western Manufacturing Inc., a Phoenix, Arizona manufacturer, wholesaler and retailer of plantation shutters, until 2005, at which time all of the assets of Western Manufacturing Inc. were sold.

In 1984, Mr. McKinney received a Bachelor of Science Degree in Business Administration from the University of Arizona.

Mr. Matthew J. Lang, Vice President Administration and Corporate Secretary. Mr. Lang has been our Vice President of Administration and Corporate Secretary since June 16, 2006 and manages our general administration, including corporate administrative maintenance and reporting, coordinates shareholder meetings, director meetings and manages shareholder relations.. From approximately January 2003 and continuing to date, Mr. Lang also has acted as our General Logistics Manager and directed our administration and logistics management and coordinated the flow of materials required by on-going operations, from purchasing through delivery. Since May 2006, Mr. Lang has been the Vice President of Administration and Corporate Secretary for Atlas Precious Metals, Inc., a Tucson, Arizona based mining company that has several gold exploration properties in Sonora, Mexico, zinc, lead, and silver exploration properties in Bolivia, and a joint venture of the Karachipampa Lead Smelter in Potosi, Bolivia. From January 2002 to January 2003, Mr. Lang was the Operations Manager of the White Cliffs Diatomite Mine for Atlas Minerals, Inc., now known as Atlas Corporation, an industrial minerals company currently based in Tucson, Arizona that is an SEC reporting company, but delinquent in its reporting obligations. . From February 1999 to June 2002, he was General Purchasing and Sales Manager for Tucson, Arizona based Mining and Construction Suppliers Inc., a company that supplies tooling products to other businesses in the field of repair, construction, and mining.

Mr. Herbert Eugene Dunham, Director. Mr. Dunham has been our Director since June 16, 2006. From May 2003 to present, Mr. Dunham has been the owner of Dunham Mining Consultants, a sole proprietorship, located in Tucson, Arizona, that provides consulting services to the natural resource industry. Mr. Dunham was a Director of Golden Eagle International, Inc., an SEC reporting company, from May 9, 2006 to September 21, 2006, its Chief Operating Officer from July 27, 2006 to September 21, 2006, and an Interim Chief Financial Officer from August 15, 2006 to September 21, 2006.

From June 1997 to May 2003, Mr. Dunham was the Chairman/Chief Executive Officer of Affiliated Companies, a consortium of five companies conducting diversified energy and mining related business, including mining, oil and gas, power and utilities, and telecommunications.

Mr. Dunham has an additional 29 years in senior management positions in the mining industry, as follows:

a)
From June 1994 to June 1997, Mr. Dunham was the Chief Executive Officer/Director of Suramco, Inc., which managed diversified business enterprises, acquisitions, joint ventures, and expansions, including acquiring and operating five mining properties in the United States, Canada, and South America

b)
From 1988 to 1994, Mr. Dunham was the Chief Executive Officer of New Mexico operations for Phelps Dodge Corporation and a Director of an affiliated acquired company, Chino Mines Company, where he provided leadership in corporate planning, finance, technical areas and general operations, including the mining sector.

c)
From 1972 to 1988, Mr. Dunham was the Chief Executive Officer of Phelps Dodge Morenci, Inc., Chairman of Morenci Mining, Inc., and a Director of Morenci Water and Electric, all of which were associated with Phelps Dodge Corporation. During this period, Mr. Dunham directed and managed mining properties in Arizona, New Mexico, and Chile.

d)	From 1968 to 1972, Mr. Dunham was the Mining, Exploration, and Finance Manager of Rio Tinto, Plc, a natural resources and mining company conducting business in England, Spain, Australia, and Canada.

Mr. Dunham received the following degrees from Michigan Technological University located in Houghton, Michigan: (a) in 1968, a Bachelor of Science Degree in Mining Engineering; and (b) in 1970, a Bachelor of Science Degree in Geological Engineering.  In 1972, Mr. Dunham received a Masters of Business Administration from the University of Pennsylvania’s Wharton Business School.

Michael Harrington, Director. Mr. Harrington has been our Director since October 23, 2007. In 1998, Mr. Harrington went into semi-retirement. Since that time, he has held the following Director positions:

a)
From April 1998 to the present, he has served as a Director and since January 2006 he has served as a Director and Vice-Chairman the Board of Directors of KWC Resources,  a Montreal, Canada based company. KWC Resources is a publicly traded company listed on the Toronto Stock Exchange. KWC Resources is a Diamonds and Base Metals exploration company with a focus in northern Canada.

b)
From January 2006 to the present he has served as a Director of the Board of Directors of SGV Resources Inc, a Nevada corporation based in Reno, Nevada. SGV Resources is in the business of exploration and mine development with a primary focus in Arizona and Nevada. SGV Resources is a wholly owned subsidiary of St. Genevieve Resources Ltd. Located in Montreal, Canada and which is a publicly held Canadian company traded on the CNQ Stock Exchange.

c)
From April 2007 to the present, he has served as a Director of the Board of Directors of Cadillac Ventures Inc. Cadillac Ventures is an exploration company headquartered in Toronto, Canada. Its primary focus is in Gold and Tungsten exploration in eastern Canada. Cadillac Ventures is a publicly held Canadian company traded on the CNQ Stock Exchange.

From May of 1994 to June of 1998, Mr. Harrington worked as a private consultant and technical advisor to international mining companies seeking to invest in gold and silver mining companies in Russia, including Asarco, Pan American Silver Company, Kinross Gold Corporation, Armada Gold Corporation and Gippsland Resources Inc.

From 1979 to 1994, Mr. Harrington served in the following positions with Cyprus Minerals Company, previously known as Amoco Minerals Company, a subsidiary of Amoco Oil Company, a publicly held company located in Englewood, Colorado, whose shares were traded on the New York Stock Exchange: (a) from 1979 to 1989 as Vice President of Coal Development; (b) from 1982 to 1989 as Vice-President of Coal Sales and Marketing; and (c) positions held concurrently, from 1989 to 1990 as Vice President of General Corporate Development, and from January 1990 to December 1991 as Vice President of North Shore Mining Company, a Taconite pellet producer wholly owned by Cyprus Minerals Company; and (d) . from January 1992 to June 2004 as Vice President of General Corporate Development. In connection with these  positions, Mr. Harrington was: (a) lead negotiator for approximately 10 acquisitions made by Cyprus Minerals Company; (b) responsible for the successful restart of North Shore Mining Company in Silver Bay Minnesota which had been idled under bankruptcy proceedings for 5 years; (c)Lead negotiator in the disposition of various assets, including gold and industrial mineral properties; (d) lead negotiator for long term coal sales contracts; (d) President of Omolon Gold Mining Company where he managed the negotiations for Cyprus’s investment and start up of the Kubaka Gold mining operation in Russia, and worked with OPIC and the EBRD, where he negotiated the first gold export agreement for the private exportation of gold from Russia.

Other positions held by Mr. Harrington include the following; (a) From 1971 to 1979 as Vice President of Finance of Atlantic, Gulf and Pacific Company, a privately held New York City based company in the business of  marine construction; (b) from 1974 to 1979 as President of  Atlantic, Gulf and Pacific companies coal mining subsidiary (AGP Coal Company); (c) From 1969 to 1971, as founder and Vice  President of privately held South Hopkins Coal Company located in Madisonville, Kentucky; (d) From 1962 to 1969, he served as Controller of  Handley Mills Corporation, a privately held textile company based in New York City; and (d) From 1958 to 1960, he worked as a Senior Auditor for Peat Marwick Mitchell and Co. in their New York City office.

Mr. Harrington received a Bachelor of Arts degree in Accounting from Iona College in 1956

Other Significant Persons

Harrison Matson, Consulting Geologist - Mr. Matson has been our Consulting Geologist since September 2007. From January 2001 to present, Mr. Matson has been the President and General Manager of Western Range Services, a private company based in Tucson, Arizona that conducts business in geotechnical engineering services;

Mr. Matson has an additional approximately 21 years of mining experience, including:

a)
From August 1998 to December 2001, he served as Technical Engineering Manager of Equatorial Mining North America, Inc., a copper mining company based in Sydney Australia with operations in Arizona, Nevada, and Chile;

b)
From July 1989 to August 1988, as Chief Geologist of Arimetico, Inc., a then Toronto Stock Exchange listed company based in Tucson, Arizona, which was a copper mining company with operations in Arizona and Nevada;

c)	From November 1987 to July 1989, a Mining Engineer for the State of Arizona Department of Mines and Mineral Resources in Tucson, Arizona; and
d)	From January 1979 to November 1987, as exploration geologist for several companies, including Exploration, Ltd., Meridian Minerals, Inc., Gulf Resources, and Chemical Co.

In 1977, Mr. Matson received a Bachelor of Science Degree in Geology from the University of Arizona and completed his graduate studies in Geological Engineering in 1986 from the same university. Since 1987, Mr. Matson has been a registered Professional Geologist in the State of Arizona.

Family Relationships

Our officers and directors are related to one another. Matthew J. Lang, our Vice President of Administration/Secretary, and John A. McKinney, our Executive Vice-President/Chief Financial Officer, are the sons-in-law of H. Roy Shipes, our Chief Executive Officer/Chairman of the Board. Apart from that relationship, there are no family relationships between or among any of our directors or executive officers. There is no arrangement or understanding between any of our directors or executive officers and any other person in which any director or officer was or is to be selected as a director or officer, and there is no arrangement, plan or understanding as to whether non-management shareholders will exercise their voting rights to continue to elect the current board of directors. There are also no arrangements, agreements or understandings to our knowledge between non-management shareholders that may directly or indirectly participate in or influence the management of our affairs.

Involvement in Certain Legal Proceedings

None of our officers, directors, or persons nominated for such position, has been involved in legal proceedings that would be material to an evaluation of their ability or integrity, including:

•	involvement in any bankruptcy;
•	involvement in any conviction in a criminal proceeding;
•	being subject to a pending criminal proceeding;
•
being subject to any order or judgment, decree permanently or temporarily enjoining barring, suspending or otherwise limiting their involvement in any type of business, securities or banking activities; and

•
being found by a court of competent jurisdiction (in a civil action), the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

EXECUTIVE COMPENSATION

The following table sets forth the total compensation currently being paid by us for services rendered by our executive Officers.

Summary Compensation Table

	Annual Compensation				Long-Term Compensation Awards
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation($)	Restricted Stock Awards ($)	Securities Underlying Options/ SARs (#)	LTIP Payouts($)	All Other Compensation ($)
H. Roy Shipes	2006	0	0	0	0	0	0	0
President and Chief Executive Officer	2007	0	0	0	0		0	0
John A. McKinney	2006	0	0	0	0	0	0	0
Executive Vice President and Chief Financial Officer	2007	0	0	0	0	0	0	0
Matthew J. Lang	2006	0	0	0	0	0	0	0
Vice President, Secretary	2007	0	0	0	0	0	0	0

Employment Agreements, Termination of Employment and Change-in-Control Arrangement

There are no employment agreements between any member of our management and us. There are no changes of control arrangements, either by means of a compensatory plan, agreement, or otherwise, involving our current or former executive officers.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth the ownership, as of the date of this prospectus, of our common stock by each person known by us to be the beneficial owner of more than 5% of our outstanding common stock, our directors, and our executive officers and directors as a group. There are not any pending or anticipated arrangements that may cause a change in control.

The information presented below regarding beneficial ownership of our voting securities has been presented in accordance with the rules of the Securities and Exchange Commission and is not necessarily indicative of ownership for any other purpose. Under these rules, a person is deemed to be a "beneficial owner" of a security if that person has or shares the power to vote or direct the voting of the security or the power to dispose or direct the disposition of the security. A person is deemed to own beneficially any security as to which such person has the right to acquire sole or shared voting or investment power within 60 days through the conversion or exercise of any convertible security, warrant, option or other right. More than one person may be deemed to be a beneficial owner of the same securities. The percentage of beneficial ownership by any person as of a particular date is calculated by dividing the number of shares beneficially owned by such person, which includes the number of shares as to which such person has the right to acquire voting or investment power within 60 days, by the sum of the number of shares outstanding as of such date plus the number of shares as to which such person has the right to acquire voting or investment power within 60 days. Consequently, the denominator used for calculating such percentage may be different for each beneficial owner. Except as otherwise indicated below and under applicable common share property laws, we believe that the beneficial owners of our common stock listed below have sole voting and investment power with respect to the shares shown

NAME AND ADDRESS	TITLE	CLASS OF SECURITIES	TOTAL SHARES OWNED	PERCENTAGE

Harold Roy Shipes and his wife, Eileen Shipes* 11251 E. Camino Del Sahuaro Tucson, AZ 85749	Chief Executive Officer/Chairman of the Board	Common	4,021,186	27.7%

John McKinney and his wife, Lynette McKinney** 12509 E. Jeffers Place Tucson, AZ 85749	Executive Vice President/Chief Financial Officer	Common	4,000,000	27.5%

Matthew Lang and his wife, Danielle Lang** 9526 E. Corte Puente Del Sol Tucson, AZ 85748	Vice President /Secretary	Common	4,050,000	27.9%

Herbert E. Dunham 6555 E. Via Cavalier Tucson, AZ 85715-4732	Director	Common	92,000	0.6%

Michael Harrington 14190 E. Caly Avenue Aurora, CO 80016	Director	Common	100,000	0.7%

TOTAL			12,263,093	84.4%
* Shares held as community property.
** Shares held as joint tenants in the entirety.

This table is based upon information derived from our stock records. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, each of the shareholders named in this table has sole or shared voting and investment power with respect to the shares indicated as beneficially owned. Except as set forth above, applicable percentages are based upon 14,526,186 shares of common stock outstanding as of the date of this registration statement.

DESCRIPTION OF SECURITIES

The following description as a summary of the material terms of the provisions of our Articles of Incorporation and Bylaws. The Articles of Incorporation, amendments to the Article of Incorporation, and Bylaws have been filed as exhibits to the registration statement of which this prospectus is a part.

Common Stock

We are authorized to issue 500,000,000 shares of common stock with a $.0001 par value per share. As of the date of this registration statement, there were 14,526,186 shares of common stock issued and outstanding held by 48 shareholders of record. All shares of common stock outstanding are validly issued, fully paid and non-assessable.

VOTING RIGHTS:

Each share of our common stock entitles the holder to one (1) vote, either in person or by proxy, at meetings of shareholders. The cumulative voting provisions provided by Arizona law apply to our election of directors. In all other matters, the affirmative note of the majority of the shares represented at the meeting of shareholders and entitled to vote on the subject matter shall be the act of the shareholders. Holders of our common stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our common stock.

DIVIDEND POLICY:

Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available. We have not paid any dividends since our inception and presently anticipate that all earnings, if any, will be retained for development of our business. Any future disposition of dividends will be at the discretion of our Board of Directors and will depend upon, among other things, our future earnings, operating and financial condition, capital requirements, and other factors.

MISCELLANEOUS RIGHTS AND PROVISIONS:

Holders of our common stock have no preemptive rights. Upon our liquidation, dissolution or winding up, the holders of our common stock will be entitled to share ratably in the net assets legally available for distribution to shareholders after the payment of all of our debts and other liabilities. All outstanding shares of our common stock are, and the common stock to be outstanding upon completion of this offering will be, fully paid and non-assessable. There are not any provisions in our Articles of Incorporation or Bylaws that would prevent or delay change in our control.

PREFERRED STOCK

We are not authorized to issue Preferred Shares of stock in any series.

 OPTIONS

We have not issued and do not have outstanding any options to purchase shares of our common stock.

CONVERTIBLE SECURITIES

We have not issued and do not have outstanding any securities convertible into shares of our common stock or any rights convertible or exchangeable into shares of our common stock.

INTEREST OF NAMED EXPERTS
Our balance sheet for years ended December 31, 2007, 2006, 2005 and statements of cash flows for the years ended December 31, 2007, 2006 and 2005 included in this prospectus have been audited by Moore and Associates, Chartered, Accountants and Advisors, which are independent registered certified public accountants as well as registered with The Public Company Accounting Oversight Board, to the extent and for the periods set forth in its report and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting. Hamilton & Lehrer P.A., has rendered legal services and assisted in the preparation of this Form SB-2 Registration Statement. Members of the firm own 1,000,000 shares of our common stock. Certain legal matters, including the validity of the shares being issued, will be passed upon for us by Hamilton & Lehrer, P.A. 101 Plaza Real, Suite 201 Boca Raton Florida 33432.

ORGANIZATION IN THE LAST FIVE YEARS

Certain Relationships and Related Transactions

Our founders, who are also considered “promoters” under the Securities Act are: (a) Harold Roy Shipes, our Chief Executive Officer/Chairman of the Board; (b) John McKinney, our Executive Vice President/Chief Financial Officer; and (c) Matt J. Lang, our Vice President of Administration/Secretary. The information set forth below describes transactions with Messrs Shipes, McKinney, and Lang in connection with Messrs. Shipes, McKinney, and Lang, each being issued 4,000,000 shares of our common stock on September 13, 2006. These issuances were the result of the following:

a.	Prior to January 1, 1994, Arimetco International, Inc. owned 100% of our issued and outstanding shares of common;
b.
On or about January 1, 1994, Mr. Shipes and his wife, Eileen Shipes, purchased 800 shares of our common stock from Arimetco International, Inc. which represented 80% of our then issued and outstanding shares, for an aggregate purchase price of $200,000;

c.	On our about January 1, 1994, Mr. McKinney, purchased 200 shares of our common stock from Arimetco International, Inc. for $50,000, which represented 20% ;
d.
On or about July 13, 2006, of his 800 shares of our common stock, Mr. Shipes sold : (i) 333 shares to Matt Lang, our Vice President of Administration/Corporate Secretary, and his wife Danielle Lang, for an aggregate purchase price of $333 or $1.00 per share; and (ii) 133 of his shares to Mr. McKinney and his wife, Lynette McKinney, for an aggregate purchase price of $133 or $1.00 per share.

As a result of the transactions described in a - d, as of July 13, 2006, Mr. Shipes and his wife owned 334 shares of our common stock, and Messrs. McKinney, and Lang each had 333 shares of our common stock. On July 14, 2006, we increased our authorized shares to 500,000,000 and thereafter on the same day we forward split our issued and outstanding shares at a ratio of 12,000 to 1. This 12,000 to 1 split resulted in Mr. and Mrs. Shipes, Mr. and Mrs. Lang, and Mr. and Mrs. McKinney each jointly own 4,000,000 shares of our common stock.

On October 21, 2006, we issued 300,000 shares of our common stock to our affiliate, Atlas Precious Metals, Inc., for our acquisition of 98% of Preciosos S.A. de C.V, a Mexico incorporated entity, which is now our 98% owned subsidiary. Our Chief Executive Officer, Mr. Shipes, owns the remaining 2%.

Indebtedness to our Chief Executive Officer , Roy Shipes
From December 1998 to June 30, 2007, our Chief Executive Officer, Roy Shipes, loaned us an aggregate of $168,093. These loans, which are unsecured, bear interest at a rate of ten (10%) percent per year, On June 30, 2007, we issued 336,186 shares of our common stock to Mr. Shipes, in satisfaction of $168,093 of loans that he extended to us. Accrued interest due to Mr. Shipes as of December 31, 2007 was $72,252 .

Stock Issuances to Directors
Our Directors, Herbert E. Dunham and Michael Harrington each received 100,000 shares of our common stock on October 21, 2006 and October 23, 2007, respectively, for their services as our Directors. Each share was valued at $0.04 per share, for an aggregate value to each director of $4,000.

Apart from the above transactions, none of the following parties has, since our date of incorporation, had any other material interest, direct or indirect, in any transaction with us or in any presently proposed transaction that has or will materially affect us:

•	Any of our directors or officers;
•	Any person proposed as a nominee for election as a director;
•	Any person who beneficially owns, directly or indirectly, shares carrying more than 10% of the voting rights attached to our outstanding shares of common stock;
•	Our promoters, or
•	Any member of the immediate family of any of the foregoing persons.

Corporate Governance:

a. Code of Ethics
We have not yet adopted a Code of Ethics

b. Director Independence
Our common stock is not quoted on the OTC Bulletin Board; even if our common stock becomes quoted on the OTC Bulletin Board, that trading medium does not have director independence requirements. Under Item 407(a) of Regulation S-B, we have adopted the definition of independence used by the American Stock Exchange, which may be found in the American Stock Exchange Company guide at (s) 121(A)(2) (2007). Under this definition, none of our directors are independent, because our Board of Directors cannot affirmatively determine that any of our directors do not have a relationship that would interfere with the exercise of independent judgment in carrying our their responsibilities of a director.

c. Committees
We do not have audit, nominating, or compensation committees or committees performing similar functions nor a written nominating, compensation of audit committee charter. Our Board of Directors as a whole decides such matters, including those that would be performed by a standing nominating committee. Our Board of Directors has not adopted any processes or procedures for considering executive and director compensation.  We have not yet adopted an audit, compensation, or nominating committees because we have not sufficiently developed our operations and have generated no revenues since we changed our business model to exploration activities.

Additionally, we do not currently have any specific or minimum criteria for the election of nominees to our Board of Directors nor do we have any process or procedure for evaluating such nominees.

d. Shareholder Communications
Our Board of Directors does not have any defined policy or procedure requirements for our stockholders to send communications to our Board of Directors, including submission of recommendations for nominating directors. We have not yet adopted a process for our security holders to communicate with our Board of Directors because we have not sufficiently developed our operations and corporate governance structure.

e. Board of Director Meetings.
During fiscal year 2007, we had four Board of Directors meetings that were held on the following dates: (a) January 10, 2007; (b) March 29, 2007; (c) June 30, 2007; and (d) September 6, 2007. We only had two directors at the time, H. Roy Shipes, and Herbert E. Dunham, both of whom attended each meeting. We request that all of our Directors attend our Board of Director meetings, however, we have no formal policy regarding their attendance.

f. Annual Shareholder Meetings
On June 30, 2007, we had our 2006 Annual Meeting of Shareholders. All of our directors at the time, Messrs. Dunham and Shipes attended the meeting. We request that all of our Directors attend our Annual Shareholder Meetings; however, we have no formal policy regarding their attendance.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES LIABILITIES

Our Bylaws, subject to the provisions of Arizona law, contain provisions which allow the corporation to indemnify any person against liabilities and other expenses incurred as the result of defending or administering any pending or anticipated legal issue in connection with service to us if it is determined that person acted in good faith and in a manner which he reasonably believed was in the best interest of the corporation. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

DESCRIPTION OF BUSINESS

Business Development
We were incorporated in the State of Arizona on September 4, 1992 as ARX Engineering Inc. On June 16, 2006, we changed our name to International Silver, Inc. to reflect our present business plan of conducting exploration activities in North America. Prior to June 16, 2006, we conducted engineering mining related consulting services. We have never filed or been involved in any bankruptcy, receivership or similar proceeding. We have never been involved or conducted any transaction involving a material reclassification, merger, consolidation, or purchase or sale of a significant amount of assets not in the ordinary course of business.

Business
We are a development stage company that engages in exploration activities.. An exploration company searches for mineral deposits or reserves, which has not yet engaged in either development or production stage activities. We plan to acquire, stake claims, or lease exploration properties, and conduct exploration activities in North America.

Competition
We compete with other exploration companies, most of which have greater financial, operational, and technical resources than us. Additionally, many of our competitors have longer operating histories, more established and a greater number of exploration properties and have strategic partnerships and relationships that benefit their activities, which we do not currently have.

Hedging Transactions
We do not engage in hedging transactions and we have no hedged mineral resources.

Employees
We currently have five employees: (a) Mr. Shipes, our Chief Executive Officer; (b) Mr. McKinney, our Executive Vice President/Chief Financial Officer; (c) Matt J. Lang, our Director of Administration/Corporate Secretary; (d) Alexander Makaron, our Engineer; and (e) Ruben Vasquez, Exploration Office Administrator in Mexico.

Production Distribution Methods
Should we be successful in producing Zinc-Silver concentrates, we will attempt to sell such concentrates directly to metals trading companies for shipments to smelters around the world or directly to smelters.

Should we be successful in producing other Lead/Precious Metals, we will attempt to sell them directly to metal type companies that purchase the metals in connection with their ongoing trading activities of such metals.

Sources and Availability of Raw Materials
We do not use raw materials .

Dependence on Third Party Contractors Not Yet Hired or Equipment Sellers Not Yet Contracted With
We will depend on outside contractors for the following:

•	Exploration equipment rentals from Elko, Nevada, Barstow, California and Hermosillo and, Sonora, Mexico;
•	Sample preparation and assay services in both areas from ALS Chemex, a world-wide assay laboratory located in Canada;
•	Purchase of bulldozers, excavators, and grading equipment through Cashman Equipment Company, a Catapillar dealer for all of Nevada;
•	Smelting, refining and purchasing of production through Glencore and Gerald Metals, and Penoles in Mexico;
•	Transportation through SP Railways in the United States, Ferro Carriles de Mexico, and local haulage companies in both major areas;
•	Diesel fuel and gasoline for the generation of electricity and fueling of equipment, which we will purchase from commercial suppliers in Elko, Nevada and Hermosillo and Sonora, Mexico;
•	Tires to be purchased from Goodyear or Michelin;
•	Purchase of used bulldozers, excavators, and grading equipment;
•	Equipment, parts and service to be furnished by local suppliers;
•	Flotation reagents, that are used for separating valuable minerals from their gang rock, which will be purchased from Dow Chemicals;

•	Consumables to be furnished by local suppliers;
•	Grinding media that is used for milling of mined products to enable flotation recovery of valuable minerals, to be purchased from Nucol Steel or other commercial foundrys;
•
Fuel supply through local truckers from depots in Elko, Nevada in the case of Tecoma; Barstow, California for Langtry and Leviathan; from Hermosillo, and Sonora Mexico in connection with El Cumbro/El Cusito/ La Moneda; and

•	Grinding media used for milling of mined products to enable flotation recovery of valuable minerals, to be purchased from Nucol Steel or other commercial foundries.

We have no verbal or written agreements or any arrangements whatsoever with any of the above companies or other third party contractors or equipment sellers to operate on our properties or to sell us the items or provide the services reflected above. The above information only reflects our projected operational plan to use these companies if we can purchase the items from them or secure their services at the time they are needed.

Patents, Trademarks, Licenses, Royalty Agreements, Franchise Agreements:
We do not have any patents, trademarks, licenses, royalty agreements, or franchise agreements, nor do we anticipate the need in our future operations for the foregoing.

Compliance with Government Regulations and Need for Government Approval and Environmental Permits
There are various levels of governmental controls and regulations that govern environmental impact of mineral exploration activities and mineral processing operations, including performance standards, air and water quality emission standards and other design or operational requirements, and health and safety standards. We will be subject to various levels of federal and state laws and regulations, as well as that of Mexico, which include the following:

Tecoma Property
The following approvals will be required from the government of Utah relative to our Tecoma Property:

•	Water Quality Permit from the Operating Utah Department of Environmental Quality for Water.
•	Air Quality Permit from the Utah Department of Air Quality and Sonora Department of Air Quality.
•	Mine safety inspection conducted by Utah Mine Safety and Health Administration inspectors.

We do not anticipate having to obtain a Discharge Permits since we do not anticipate discharge of products from the claims.

Leviathan Property
The following approvals will be required from the government of California relative to our Leviathan property as well as the not yet acquired Langtry property:

•	Water Quality Division of the California Department of Environmental Quality.
•	Air Quality Division of the California Department of Environmental Quality.
•	Department of Wildlife Management.
•	Bureau of Land Management in the case of the Plan of Operation of Leviathan.

Mexico Properties
The following approvals will be required from the government of Mexico relative to our Mexico properties:

•	Water Quality Division of the Federal Bureau of Environmental Quality.
•	Air Quality Division of the Federal Bureau of Environmental Quality.
•	Federal Department of Mines for Operating Permit.

Cost of Permits
We have budgeted $50,000 for initial permit related work, to be completed by our Consulting Geologist and other contract services. These budgeted funds are included in the salaries section of the use of proceeds.

Research and Development Expenditures/Last Two Years:
We have not engaged in any research and development or assumed any such expenses over the past two years, nor do we anticipate any such expenditure in the future. The processing technologies we will use for the recovery of metals are the standard technology used by the exploration industry around the world.

DESCRIPTION OF PROPERTY

Corporate Offices
Our corporate offices, which are located at 8040 South Kolb Road, Tucson, Arizona 85706, are leased from an affiliate, Atlas Precious Metals, Inc. Atlas Precious Metals has a verbal lease with Wells Johnson, Inc., a Tucson, Arizona based company, whereby Atlas Precious Metals pays rent of $5,400 on a month-to-month basis, including utilities. There are no other terms to the verbal lease, including notice of termination terms or procedures. The leased space at 8040 South Kolb Road occupies 6500 square feet, which is occupied one-third each by Atlas Precious Metals, American International Trading Company, and us. We pay Atlas Precious Metals $1,800 per month for our space at this location. Our space is adequate for our purposes.

Mexico Offices
Our wholly owned Mexico based subsidiary, Metales Preciosis, has a verbal lease with the Mrs. Elsa Bringas Taddei, the property owner of our foreign exploration offices at Quinta Blanca #37, Entre Boulevard, Las Quintas y Calle Canoras, Cononia Las Quintas, in Hermosillo, Sonora, Mexico. Metales Preciosis pays rent of $500 per month on a month-to-month basis. Metales Preciosis occupies 1000 square feet at these offices, which is adequate for their purposes. There are no other terms to the verbal lease, including notice of termination terms of procedures.

With respect to our corporate offices, we do not intend to renovate, improve, or develop properties. We are not subject to competitive conditions for property. Because we lease our corporate offices, we have no property to insure regarding our corporate offices. We have no policy with respect to investments in real estate or interests in real estate and no policy with respect to investments in real estate mortgages. Further, we have no policy with respect to investments in securities of or interests in persons primarily engaged in real estate activities.

Exploration Properties and Claims

Definitions:

Adits - An underground mine tunnel

Alluvial (valleys) - Material created by the erosion of rocks by water, air and climate conditions.

Arroyo - Spanish word that defines a creek.

Banded barite and jasper - Rock formed by the action of hot solutions containing dissolved silica, which forms layers composed of barium sulfate and silica.

Barite - Barium Sulfate.

Dolomite - Refers to limestone.

Flotation tests - The use of flotation for the separation of minerals by the mixing of reagents, air and water during agitation to cause the minerals to separate by floating to the surface of the solution along with air bubbles.

Galena - Lead sulfide mineral.

Hemimorphite - Refers to the physiology of certain minerals.

Igneous bodies - Bodies created by volcanic action.

Igneous rock crops - Masses of igneous rocks, which are exposed.

Limonite - Porous limestone that has been eroded by the effect of acid waters.

Limonitic Anglesite - Form of limonite found in many lead-zinc-silver ore zones.

Lode Veins - Indicate concentrations of minerals in veins.

Mine planning - Computerized mine planning; the use of computers to simulate a multi-dimensional mine to form a visual image of a planned mine.

Pyrite - Refers to iron sulfide.

Scout Sampling - Refers to the practice of taking samples of rocks in areas previously not sampled.

Shoring - The use of wood braces to support underground workings to prevent rock cave-ins.

Smithsonite - Refers to zinc carbonate.

Spahalerite - Refers to zinc sulfide.

Staking - Refers to the practice of placing stakes in the form of pipes or wooden stakes to identify property being claimed under the rules of the Bureau of Land Management of the United States.

Tertiary Volcanics in related pyroclastic and sedimentary formations - Volcanic material deposited through erosion and re-settling to form solid bodies.

Veins - Natural conduits of mineral deposition of varying grades and thickness, typically linear in form.

Wulfenite - A mineral of tungsten.

Overview of Exploration Properties and Claims

As of the date of this Prospectus, we have the right to explore for various metals, including gold, silver, copper, lead, zinc, berite; however, our initial primary activities will focus on the exploration of silver. Our rights were obtained through outright property acquisition, staking of Bureau of Land Management claims, and purchase of Bureau of Land Management claims. None of our rights have been obtained through leases. Our properties are located in Box Elder County, Utah, State of Sonora Mexico, and San Bernardino County, California. These properties are known as:

•	The Tecoma property located in Box Elder County Utah;
•	The El Cumbro, El Cusito, Canada de Oro, and La Moneda properties located in Sonora, Mexico; and
•	The Leviathan property located in San Bernardino County, California.

We also plan to explore for various metals on the not yet acquired Langtry Property, if we are successful in purchasing this property.

With respect to our properties for exploration purposes, if our operations progress to development stage, we may develop our properties. We are subject to competitive conditions for exploration properties since our competitors may be in a better operational and financial position to compete against us for desirable properties. Additionally, there are material issues regarding whether we do or do not insure our properties.

The Tecoma Property

Ownership Rights to the Tecoma Property

June 2006 Agreement with Billie J. Burns - Purchase of 30.524 acres of patented mining claims

On June 26, 2006, we completed an agreement with agreement with Billie J. Burns, an Oklahoma resident for the purchase of the Tecoma Property as fixed assets attached to the property for a total purchase price of $50,000, which we paid on July 18, 2006, as follows: (a) $25,000; (b) 25,000 shares of the common stock of Atlas Precious Metals, Inc. then owned by our Chief Executive Officer, Harold Roy Shipes, value at $1.00 per share. The agreement provides that on the eighteenth month following closing, which occurred on July 18, 2006, Mrs. Burns will request in writing that the Atlas Precious Metals shares be revaluated and that should the Atlas Precious Metals shares trade in the public markets for less than $1.00 per share, an additional number of shares will be issued to Billy J. Burns so that the equivalent share value shall “be topped up” to $25,000, such ‘top-up’ shares to be furnished by our Chief Executive Officer, Mr. Harold Roy Shipes.

Mr. Burns' sale of the Tecoma property and fixed assets to us consists of the following 30.524 acres of patented mining claims located in Box Elder County, Utah, in the Lucin Mining District:

Patented Lode Claim	Name of Patented Lode Claim	Total Acres
(State Property Tax ID)
20347	Sunset	2.730
20348	Rising Sun	2.185
20349	Blackstone	4.769
20350	Red Cloud	2.262
20351	Empire	2.295
20352	Confidence	2.098
20353	Bloomington	7.979
20354	Independence	2.318
20355	Morning Star	1.28
20356	Tacoma	2.600

Total Acreage		30.516

August 31, 2006 Agreement with Billie J. Burns -

On August 31, 2006, we completed a second agreement with Billie J. Burns regarding the purchase of an additional 40 acres of fee simple land from Billie J. Burns that abuts the initial 30.524 acres described above, increasing our holding in the Tecoma property to 70.524 acres. This 40 acre land purchase from Billie J. Burns requires that we pay Mrs. Burns $10,000.00 in cash and issue him 30,000 shares of our common stock, both of which were paid to Mr. Burns on September 21, 2006. The agreement also includes a “Top-up Agreement” such that if our shares of common stock are not trading above $1.00 at the end of 18 months following closing, the closing of which occurred on September 21, 2006, we will issue additional shares to Mr. Burns to create an aggregate value of $40,000 for the shares.

Property Description, Location and Access

The 30.524-acre property is located on the Nevada-Utah border, 5 miles Northeast of Montello, Nevada in Box Elder County, Utah in the Lucin Mining District. The 40-acre property is also located on the Nevada-Utah border, 5 miles northeast of Montello, Nevada, in Box Elder County, Utah, in the Lucin Mining District. Collectively, the Tecoma Property is located in the Lucin Mountain Range on the dividing line between Utah and Nevada, approximately 110 miles east of Elko, Nevada, and five miles due east of Montello Nevada. Access from Montella is by unpaved County maintained road and is accessible year round. There are no weather related conditions preventing access to the property on a year round basis. We know of no environmental or archeological issued related to this Property.

Title Report

We have a title report dated July 11, 2006 for the Tecoma property and September 12, 2006, showing our fee simple interest in the property, and that there are no liens, encumbrances, or claims against the property. Additionally, the title report indicates that our purchase of the Tecoma Property includes title insurance in the amount of $100,000 for the two properties, being $50,000 per property.

Geology and History
The ore deposits appear as replacements and fracture fillings in limestone and dolomite. The replacements are usually located along faults and pipes formed by the intersections of faults and fractures. A large body of igneous rock crops out east of the deposits and a smaller body crops out one-half mile north of Regulator Canyon on the west side of the Pilot Range. These igneous bodies may have been responsible for the mineralization, but only non-commercial metal occurrences have been found adjacent to the contacts. Mineralogically, the deposits are of two types, those dominating in copper minerals and those dominating in lead, silver and zinc.

Minerals include smithsonite, hemimorphite; and in lesser quantities, limonitic anglesite, wulfenite, barite, pyrite, galena, spahalerite and native silver.

The Tecoma Hill and Copper Mountain workings have provided at least 90% of the district’s production. These are located on a badly faulted horst with boundary faults that trend west by northwest and cut across the range at right angles.

The Tecoma Mine was originally discovered around 1864 and became the basis for the organization of the Lucin Mining District on September 2, 1872. The American Tecoma Company, or the Tecoma Mining Company, owned eight patented claims that formed the basis of the Tecoma Mine. In 1872, the mine was sold to Howland & Aspinwall of New York. The latter owners extracted several thousand tons of ore averaging about 35 ounces of silver per ton and 45% lead. Two well-defined surface ore bodies were mined to supply this ore. The mine operated until 1875 or 1876. In the lower parts of the ore bodies, considerable amounts of wulfenite was discovered.

Of the several mines on the Tecoma property, the Tecoma Mine had the greatest production. Its workings are partly open, especially the Henry Tunnel. Large quantities of limonite still remain in the mine along with the remnants of former lead-silver-zinc ore bodies. The better lead-silver ore bodies were contained in a northeast trending fault zone that becomes barren at the east extremity of the property. The fault planes and relationship to ore are well exposed in the mine.

The above information pertaining to deposits only depicits historical information reflected in the Utah Geological and Mineral Survey Bulletin 115. 1980 and has no significance whatsoever whether deposits presently exist on the Tecoma Property.

The mine has been inactive since 1961.

The Mexico Properties:
•	El Cumbro
•	El Cusito
•	Canada De Oro
•	La Moneda

Metales Preciosos S.A. de C.V.

In November 2006, we acquired from our affiliate, Atlas Precious Metals, Inc., 98% of the equity of Metales Preciosos, S.A. de C.V. (“Metales Preciosos”), a Mexico corporation, by issuing 300,000 shares of our common stock to Atlas Precious Metals that owned Metales Preciosos since October 2003. Our Chief Executive Office, Mr. Shipes, owns the remaining 2%. Metales Preciosos, which we now own, owns a 100% undivided interest in the following four properties located in the southeast part of the State of Sonora, Mexico:

•
The El Cumbro Property is composed of 774.8 acres located 123 miles southeast of the city of Hermosillo and 6.5 kilometers northeast of the town of Tepoca, Sonora, near Yecora and the border between the States of Sonora and Chihuahua, Mexico. The highway from Hermosillo to Yecora is a paved road in excellent condition.

•	The El Cusito Property is comprised of 184.8 acres and abuts the El Cumbro Property to the east.
•	Canada de Oro is comprised of 486 acres and is an alluvial gold property abutting the El Cumbro property and extending from the El Cumbro property southeast for approximately five kilometers;
•
The La Moneda gold property is composed of 416.84 acres and is located in the western part of the State of Sonora, approximately 14 kilometers inland from the Gulf of Cortez near the port city of Puerto Libertad.

Preciosos maintains a small exploration office in Hermosillo, Sonora, Mexico, from which it conducts exploration on the various properties and performs required administration of its mining properties.

Currently, there are no proven mine grade ore reserves and we are in the exploration stage; however, there are identified veins and potential for ore grade mineralization.

La Moneda:

We own a 100% undivided interest in a 416.14 hectare claim block through our acquisition of Metales Preciosos. This claim was the focus of an intensive work campaign during the Spanish Colonial Era; however, little systematic work has been conducted since that time and no production records are available. A portion of an open cut on a vein measuring 2.8 meters thick were open and were sampled during the scout sampling.

The La Moneda property is located 25 kilometers east of Puerto Libertad on the west coast of Sonora, 126 kilometers southeast of Caborca, Sonora. The access to the property is paved roads to the town of Puerto Libertad with the last 14 kilometers over unpaved maintained road in excellent condition. The nearest electrical power to the property is 10 kilometers away. The property forms the heart of a gold district on the Aguirre Mountain, the site of numerous gold workings comprised of both alluvial and hard rock mines. The property has one Spanish Colonial Era adit. The property is a pure exploration property.

El Cumbro and El Cusito Properties:

The properties host multiple lode veins that were last worked during the Spanish Colonial Era. The veins on the property generally trend in a northeast southwest direction and extend for several kilometers. The multiple veins generally are parallel. The ore is polymetallic in nature, containing silver, gold, zinc, lead and copper in abundance. Numerous workings exist on the properties and date back to the Spanish Colonial Era.

The multiple adits on the property are generally un-passable without clean out and shoring. Colonial workings are shallow and occurred on veins that demonstrated high-grade surface expression. During due diligence, samples were from material collected by trench sampling of waste dumps and assayed and demonstrate the potential for high-grade ore material on most of the veins. The workings were on veins showing a minimum width of one meter to as much as five meters. There are three distinct veins of mineable widths. The El Cumbro vein has the widest and highest grades.

The El Cumbro and El Cusito properties are located 205 kilometers southeast of the city of Hermosillo and 6.5 kilometers northeast of the town of Tepoca, Sonora, near Yecora and the border between the States of Sonora and Chihuahua, Mexico. The highway from Hermosillo to Yecora is a paved road in excellent condition.

Claims to the Mexico Properties

We hold stamped and approved claims for the El Cumbro, El Cusito, Canada De Oro, and La Moneda properties that were obtained from the Mexico Bureau of Mines in Mexico City. In order to obtain these claims we were required to erect a monument on the property that designates staking of these claims. In conformity with the Mexico Bureau of Mines regulations, we retained the services of a Mexico licensed claims surveyor to verify the monument that we erected to stake the claim, which is submitted with the claims application with the Mexico Bureau of Mines, to officially identify the claims, who reviews the property to confirm that there are no conflicting claims and then approves the claim application and they are then recorded in the name of the claimant. We are required to pay an annual maintenance fees and is current on all claims.

Property Description, Location and Access

The El Cumbro, El Cusito, and Canada De Oro Properties abut one another and together share common access.

The El Cumbro and El Cusito Properties are located generally within the Sierra Madre Gold/Silver Belt along the Sonora/Chihuahua border, in the southern part of Sonora.

The El Cumbro Property is composed of 774.8 acres located 123 miles southeast of the city of Hermosillo and 3.9 miles northeast of the town of Tepoca, Sonora, near Yecora and the border between the States of Sonora and Chihuahua, Mexico. The highway from Hermosillo to Yecora is a paved road in excellent condition.

El Cumbro, El Cusito Claim Map

La Moneda Claim Map

The El Cusito Property is comprised of 184.8 acres and abuts the El Cumbro Property to the east.

The Canada de Oro Property is comprised of 486 acres, and abuts the El Cumbro and El Cusito claims to the south. This property is an alluvial deposit that was eroded from the El Cumbro and El Cusito claim areas and deposited in a valley drainage that begins on the property and runs south. The Canada de Oro claims cover this valley.

Langtry Property

We, as the buyer in the not yet acquired Langtry Property, have a September 7, 2007 Vacant Land Purchase Agreement with Bruce D. and Elizabeth K. Strachan, of San Marcos, California, as the sellers, to purchase the Langtry Property , which consists of approximately 413 acres of patented mining claims in San Bernardino County. California. The agreement is being administered in escrow by Cimarron Escrow, Inc. located in Victorville, California. The terms of this agreement include:

a)	Payment of an $8,000,000 closing price on or before March 7, 2008;
b)	A requirement to pay a $10,000 deposit to open escrow on September 7, 2007, which we paid to the escrow agent, Cimarron Escrow, for deposit into a Cimarron Escrow’s escrow account;
c)
We have until March 7, 2008 to conduct due diligence during which time our geologists and consultants employed by us will be given access to the property to perform all necessary tests in accordance with fatal flaw analysis, permitting research, and deposit verification;

d)	We have the right to deposit an additional $90,000 into Cimarron Escrow’s Escrow Account on or before the March 7, 2008 closing date, to extend the closing date to September 7, 2008;
e)	The total deposit amount of $100,000 is non-refundable if we fail to close by September 7, 2008; and
f)	We are required to pay the remaining purchase price of $7,900,000 prior to or on the extended closing date of September 7, 2008.

Property Description, Location and Access

The Langtry property covers approximately 413 acres of patented mining claims in San Bernardino County. California.

The Langtry property is located approximately 10 miles northeast of the town of Barstow, California, 145 miles northeast of Los Angeles. The small communities of Dagget and Yermo, California lie about six miles east from Barstow on Interstate 15 and taking the Meridian Road exit, then east one mile on Frontage Road to the Yermo cutoff, then 3.2 miles north on Merdian Road to the paved portion of the Randberg-Barstow Road, then two miles north to a dirt road which leads eastward onto the claims. Access to the property is accessible year round. There are no weather related conditions preventing access to the property on a year round basis. We know of no environmental or archeological issues related to this property.

Geology and History

The Langtry property is located in the Calico Mining District. Generally, the topography of the Langtry property consists of low, steep mountain ranges separated by broad alluvial valleys. The climate is hot and dry. The claims are located along the western edge of the Calico Mountains at elevations ranging from 2400 feet in the southwest area to over 2800 feet along the base of a steep ridge to the northeast. The land surface of the property slopes southwest towards the valley floor. Many small arroyos cross the claims and have dissected much of the relatively flat pediment surface, creating a series of low, flat-topped ridges separated by steep-walled sandy washes.

The source for the above information is from “Mineral Report, Mineral Patent Application for 21 Lode Mining Claims”, San Bernadino County, California dated September 10, 1974 as prepared by Carl L. Livesay, Mining Engineer, and Tom Woodward, Geologist, on behalf of Superior Oil Company, Minerals Division

There is no visual identification of the silver mineralization at the surface. Superior Oil Company originally patented the property on September 10, 1974 by filing Lode Mining Claims Patent Application R-4645, following a rotary drill program that commenced in 1971 and was completed in 1973. The drilling program conducted by Superior Oil Company consisted of over 200 rotary drill holes, surface trenches and access roads . The rotary drill cuttings were collected on five-foot intervals and assayed for silver and barite. The drill sites were verified on the individual claims and the assay data was correlated for each claim. The surface cuts and trenches were excavated to expose sample locations on the limited outcrops.

Leviathan Property

The Leviathan Property consists of 60 unpatented mining claims, which were acquired through staking and filing Notices of Location with the Bureau of Land Management. The Claims are referred to collectively as the Leviathan Claims and are grouped as Leviathan 1 through Leviathan 14, and Lilly 11-20 that were approved by the Bureau of Land Management in September and October 2007, at which time the Bureau of Land Management approved the Company’s Notice of Location for Lode Mining Claims stating that we have located and have the right to the Leviathan unpatented mining claims. Each claim consists of 20.7 acres, for a total of 1304 acres.

Property Description, Location and Access

The Leviathan Property consists of 60 unpatented lode mining claims encompassing 1,304 acres.

The Leviathan Property abuts the Langtry Property described above directly to the north and east. is located approximately 10 miles northeast of the town of Barstow, California, 145 miles northeast of Los Angeles. The small communities of Dagget and Yermo, California lie about six miles east from Barstow on Interstate 15 and taking the Meridian Road exit, then east one mile on Frontage Road to the Yermo cutoff, then 3.2 miles north on Merdian Road to the paved portion of the Randberg-Barstow Road, then two miles north to a dirt road which leads eastward onto the claims. Access to the property is accessible year round. There are no weather related conditions preventing access to the property on a year round basis. We know of no environmental or archeological issues related to this property.

 Geology and History

The mineralization of the Leviathan Property occurs in a series of parallel veins up to 50 feet wide in a zone several hundred feet wide and primarily visible at the surface. The veins strike NW/SE, dip steeply to almost vertical, and are traceable for 1.25 miles on the property. Country rock is tertiary volcanics in related pyroclastic and sedimentary formations. The vein system is located northeast of the Calico Fault.

Over 100,000 tons of barite ore were mined in the early 1950’s by open pit methods in a large cut known as the Leviathan Cut. Approximately 50,000 tons of drilling mud grade barite was shipped. Previous to this, all workings on the property were underground silver mining in the Silverado Mine and the Silver Bow Mine, believed to occur in the late 1890’s. Records are sketchy and no reliable information on these two mines has been located. The above information pertaining to mining only depicts historical information and has no significance whatsoever whether deposits presently exist on the Leviathan property.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION OR PLAN OF OPERATIONS

Forward-Looking Statements

This Management’s Discussion and Analysis should be read in conjunction with our financial statements and its related notes. The terms “we,” “our” or “us” refer to International Silver, Inc. This discussion contains forward-looking statements based on our current expectations, assumptions, and estimates. The words or phrases “believe,” “expect,” “may,” “anticipates,” or similar expressions are intended to identify “forward-looking statements.” The results shown herein are not necessarily indicative of the results to be expected in any future periods. Actual results could differ materially from those projected in the forward-looking statements as a result of a number of risks and uncertainties pertaining to our business, included the risk factors contained herein.

Overview

We are engaged in minerals exploration activities in the United States and Mexico involving silver, gold, zinc, copper and other minerals. We have generated no significant revenues since we discontinued providing engineering services and commenced with our strategy of exploring for mineralized properties in mid-2006. Exploration activities have been limited to the exploration and purchasing of mineral interests in the United States and Mexico due to limited funds.

As we are in our early exploration stages with no revenue being generated now or in the near future, we are not currently profitable. We have financed our operations through the collection of receivables, and debt and equity private placements to accredited investors, which have diluted shareholder interests, but have permitted us to continue acquiring and maintaining our prospects, and to meet our administrative obligations.

Should we receive adequate financing, we intend over the next eighteen months to:
•	Meet our property acquisition obligations;
•	Pay annual claims fees;
•	Fund exploration activities on acquired properties;
•	Purchase required equipment and pay for services as outlined in our Plan of Operations beginning on page 43; and
•	Meet our overhead expenses, including salaries, rent, legal services and accounting fees

Our entire business model is dependent upon obtaining adequate financing.

Uncertainties and Trends

Our revenues are dependent now, and in the future, upon the following factors:

•
Price Volatility in worldwide commodity prices, including silver, gold, and other minerals, which is affected by: (a) sale or purchase of silver by central banks and financial institutions; (b) interest rates; (c) currency exchange rates; (d) currency exchange rates; (e) inflation or deflation; (f) speculation; and (g) fluctuating prices in worldwide and local commodities for petroleum-related products, chemicals, and solvents, which will effect our ability to obtain additional and continuing funding;

•	Global and regional supply and demand of silver, bold, and other minerals, including investment, industrial and jewelry demand;
•	Political and economic conditions of major silver, gold or other mineral-producing countries;
•
Threatened changes to the U.S. Mining Law that may cause increasing federal land royalties, or other unanticipated consequences and related increased costs of conduct in mining operations in the United States; and

•	Our Mexican properties are subject to foreign risk, such as passage of onerous regulatory exploration and mining requirements and availability of materials and supplies.

Assets.

As of December 31, 2007, we had total assets of $146,868 compared to total assets of $242,777 as of December 31, 2006, representing a decrease of 40% or $95,909. Current assets comprise the majority of the assets as follows:

	At December 31, 2007	At December 31, 2006	Net Incr./(Decr.)
Cash	$51,283	$2,042		$49,241
Accounts Receivable	87,551	232,044		(144,493)
Prepaid Expenses	1,012	1,294		(282)
	$139,846	$235,380	$	(95,534)

The increase in cash is attributable to proceeds from common stock sales and collection of trade receivables resulting in a substantial reduction in that account.

Liabilities and Shareholders’ Equity

Total liabilities decreased by $125,574 to $122,850 at December 31, 2007, as compared to $248,424 at December 31, 2006 due to the conversion of $168,093 of debt for equity, net of an increase in accrued interest and rent of $42,519.

Shareholders’ Equity increased to $24,018 as of December 31, 2007, as compared to ($5,657) as of December 31, 2006. The primary reason for this increase is the issuance of shares for cash and services, respectively, in the amounts of $80,000 and $21,500 and the exchange of shares for the reduction of debt of $168,093, net of the losses in the amount of $239,928 incurred in 2007.

Results of Operations

Our cash on hand of $40,728 as of January 18, 2008, is insufficient to cover our expenses for less than one month. We will require funding of $18,986,500 to implement our Plan of Operations during over a period of 18 months.

Revenues. During the year ended December 31, 2007 and December 31, 2006, we had revenues of $7,128 and $209,665, respectively. This decrease in revenues of $202,537 is directly related to our change in business from engineering services to exploration, which resulted in the cessation of rendering any engineering services.

Operating Loss.   Operating losses increased by 61% or $87,654 to $230,837 for the year ended December 31, 2007, from $143,183 for the year ended December 31, 2006.  This increase in loss was primarily due to the decrease in revenue upon the cessation of engineering services.

Exploration Expenses . Exploration costs decreased by 86% or $136,169 to $22,902 for the year ended December 31, 2007, from $159,071 for the comparable 2006 period.  Exploration costs decreased as a result of a reduction in the acquisition of mineral interests.

General & Administrative Expenses. General and administrative expense increased by 10% or $20,132 to $213,846 for the year ended December 31, 2007 from $193,714 during the year ended December 31, 2006.  The increase in our general administrative expense is primarily attributable to stepped up exploration activities and funding procurement, such as consulting fees, legal and travel costs.

Depreciation and Depletion Expenses .  Depreciation and depletion increased by $312 to $375 during the year ended December 31, 2007 from $63 during the same period in 2006.  This increase was due to a full year’s of depreciation taken for year 2007 on assets purchased during 2006.

Interest Expense.   Interest expense for the year ended December 31, 2007 decreased by 34% or $4,720 to $9,091 from $13,811 during the same 2006 period.  The decrease was due to the conversion of $ 168,093 of debt to common stock during the third quarter of 2007.

Net Loss.   Net loss for the year ended December 31, 2007 increased by 53% or $95,982 to $239,928 from $156,994 during the same 2006 period.  The increase was due to reduced spending for purchase of mineral interests.

Exploration Costs – Inception to Date

On June 16, 2006, our Board of Directors passed a resolution to change the nature of its operations from an engineering services company to an exploration company. Since converting our business plan to conducting exploration activities, we have engaged in the following exploration activities and incurred the following costs:

1)	Hired a geotechnical consultant to assist launching an exploration program;
2)	Commenced the development of an exploration plan;
3)	Actively sought mineral interests containing precious metals; and
4)	Acquired the following minerals interests and option to purchase mineralized property:

a) Purchased the Tecoma Mine (fee simple) located in Utah	$90,000

b) Acquired a 98% interest in Metales Preciosos, S.A. de C.V., a Mexican company, whose mineralized interests are:

1) El Cumbro property	$14,260

2) El Cusito property	$15,000

3) Canada de Oro property	$15,000

4) La Moneda property	$10,000

c) Purchased BLM mineral claims - Calico District	$12,770

d) Made option payment towards purchase of Langtry property ($8.0 million)	$10,000

e) General Administrative Costs	14,943

Total acquisitions and costs	$181,973

During our early stage of exploration activities from June 16, 2006 through December 31, 2007, we have incurred an additional $306,637 in general and administration expenses comprised primarily of salaries, rent, consulting fees, interest and travel expenditures.

Accumulated losses incurred from the inception of the “exploration phase” of $496,310 accounts for approximately 74% of the accumulated deficit of $666,920 reflected in the Shareholders’ Equity section. Prior activities as an Engineering company accounts for the other portion of the deficit.

Liquidity and Capital Resources

At December 31, 2007, we had working capital of $16,996, compared to $155,049 at December 31, 2006. Cash on hand increased to $51,283 as a result of proceeds from the sale of common stock on a private placement.

Net cash outflows from operating activities decreased by $69,459 to $(30,759) at December 31, 2007, compared to a negative ($100,218) at December 31, 2006. This was a primarily as a result of the collection of receivables from prior engineering services.

At December 31, 2007 there were no funds used for investing activities. At December 31, 2006 there was $6,668 in equipment purchases.

Cash flows from financing activities at December 31, 2007 were $80,000, compared to $95,480 at December 31, 2006. During 2007, we sold 260,000 shares of common stock in a private placement that yielded $ 80,000 in cash proceeds.

Our new business plan does not reflect, nor do we anticipate, any revenues during the exploration phase. We do not anticipate earning any significant revenues from operations until we complete the purchase of the Langtry property, confirm previously demonstrated mineralization, obtain operating permits and construct mining and processing facilities, all of which there is no assurance we will have sufficient financing to accomplish or be otherwise be successful at. At the same time, we must complete similar actions at our Tecoma properties and our Mexican properties, of which there is no guarantee that we will be successful in these activities.

Our auditors have issued a going concern opinion on our audited financial statements for the fiscal year ended December 31, 2007 as we have an accumulated deficit of $666,920. These and other matters raise substantial doubt about our ability to continue as a going concern. We will have to supplement our currently available funds to satisfy our cash requirements for the immediate months through our efforts on collecting existing receivables and possible limited equity funding. We anticipate total spending requirements of approximately $19,000,000 pending adequate financing over the next eighteen months, in the following areas:

•	$8,000,000 for the acquisition of the Langtry property;
•	$8,986,500 to proceed with the exploration of our properties and claims to determine whether there are commercially exploitable reserves of silver, gold, barite, lead, and zinc
•	$500,000 for working capital;
•	$200,000 for legal and accounting expenses; and
•	$1,300,000 for general and administrative expenses

We plan to undertake the following steps in our attempt to overcome our going concern qualification and our need for $18,986,500 of financing to accomplish our operational plan:

•	Contact broker-dealers to discuss and negotiate a broker dealer acting as an underwriter to conduct a public offering of our common stock sufficient to raise $18,986,600;
•
Contact other companies with sufficient financial resources to fund our operational activities to discuss and negotiate a joint venture arrangement or a merger transaction where we would combine our business interests and objectives;

•	Contact the fund managers of hedge funds and mutual funds to determine whether their interest in investing in our common stock sufficient to obtain adequate financing; and
•	Raise financing through a private placement of our common stock

Off-Balance Sheet Arrangements

We have not entered into any transaction, agreement or other contractual arrangement with an entity unconsolidated with us under whom we have

•	An obligation under a guarantee contract,

•	a retained or contingent interest in assets transferred to the unconsolidated entity or similar arrangement that serves as credit, liquidity or market risk support to such entity for such assets,

•	any obligation, including a contingent obligation, under a contract that would be accounted for as a derivative instrument, or

•
any obligation, including a contingent obligation, arising out of a variable interest in an unconsolidated entity that is held by us and material to us where such entity provides financing, liquidity, market risk or credit risk support to, or engages in leasing, hedging or research and development services with us.”

We do not have any off-balance sheet arrangements or commitments that have a current or future effect on its financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures, or capital resources that is material, other than those which may be disclosed in this Management’s Discussion and Analysis of Financial Condition and the audited Consolidated Financial Statements and related notes.

Changes in Accounting Policies

The significant accounting policies outlined within our Consolidated Financial Statements for the year ended December 31, 2007 have been applied consistently for the December 31 year-ends of 2007, 2006 and 2005.

Recent Accounting Pronouncements

In February 2006, the Financial Accounting Standards Board (“FASB”) issued SFAS No.155, Accounting for Certain Hybrid Financial Instruments an Amendment of FASB Statements No. 133 and 140. This statement amends FASB No. 133, Accounting for Derivative Instruments and Hedging Activities and No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. This statement resolves issues addressed in Statement 133 Implementation Issued No. D1, “Application of Statement 133 to Beneficial Interests in Securitized Financial Assets.” The adoption of SFAS No. 155 did not have an impact on our consolidated financial statements.

In March 2006, the FASB issued SFAS No. 156, Accounting for Servicing of Financial Assets and Amendment of FASB Statement 140. This statement amends FASB Statement No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, regarding the accounting for separately recognized servicing assets and servicing liabilities. The adoption of SFAS No. 156 did not have an impact on our consolidated financial statements.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements. This statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (GAAP), and expands disclosures about fair measurements. This statement is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those years. The adoption of SFAS 157 did not have an impact on our consolidated financial statements

In September 2006, the FASB issued SFAS No. 158, Employers Accounting for Defined Benefit Pension and Other Postretirement Plans and Amendment of FASB Statements No 87, 88, 106 and 132(R). This statement improves financial reporting by requiring an employer to recognize the over funded or under funded status of a defined benefit postretirement plan (other than a multiemployer plan) as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income of a business entity or changes in unrestricted net assets of a not for profit organization. The adoption of SFAS No. 158 did not have an impact on our consolidated financial statements.

PLAN OF OPERATIONS

Our Plan of Operations has been organized for each of our properties and claims to account for the similarities and differences in the location, geology, the prospective metals that may be hosted by each property or claim, and the current stage of exploration of each property and claim; accordingly, we have several Plans of Operations to account for those similarities and differences among our various properties and claims. Our Plans of Operations represent our Phase I exploration activities and are for a period of eighteen months. Based upon our analysis of the test results and feasibility studies, we will determine whether to proceed with Phase II exploration and development, which will consist of expanding identified ore blocks to the proven classification, permitting, and development. We cannot determine, predict, or assure whether we will be able to proceed with Phase II exploration and development activities regarding any of our properties or claims. Our exploration activities will be conducted under the overall direction of our Consulting Geologist, but each Plan of Operations described below will be directly managed and supervised by a Field Geologist that we hire.

Tecoma Property in Box Elder County Utah
We will explore the Tacoma Property underground for silver, lead, and zinc at a total cost of $1,188,000, as follows:

Plan of Operations Step	Time Period to Complete Task	Cost
Hire Field geologist to set up exploration activities, manage exploration activities and supervise workers	18 months		$75,000.00
Field geologist hires four workers to perform or assist in the tasks described below	12 months		$170,000.00
Workers will clean and repair existing adits in order that underground sampling may occur	4 months		$20,000.00
Our Project Geologist using two laborers will systematically conduct underground hammer and chisel chip sampling to identify the mineralized areas in order that we may properly determine the locations of our underground drilling	3 months		$40,000.00
Our Project Geologist will hire a Drilling Contractor who will conduct underground drilling of 1000 meters at the various underground drill locations	5 months		$300,000.00
Purchase of Exploration Equipment
• 1.5 yard Scoop Tram (Used)
• Cat 950 equivalent Loader (Used)
• Five Yard Dump Truck (Used)
• Light Duty Grader (Used)
• Office Building/Shop/Core Preparation/Storage
• Miscellaneous small tools and equipment
• 20 KWH Generator
• High Pressure Air Compressor
	3 months 2 months 2 months 2 months 6 months 3 months 3 months 2 months	$ $ $ $ $ $ $ $	75,000.00 120,000.00 50,000,00 35,000.00 100,000.00 50,000.00 30,000.00 18,000.00
Assay Services-Contract Laboratory	4 months		$20,000.00
Our Project Geologist will conduct required permitting using consultants	12 months		$50,000.00
Our Project Geologist will contract drilling of a water well, pipe to mine	3 months		$15,000.00
Our Consulting Geologist and Field Geologist will interpret the drill results in conjunction with the reserve mapping to determine ore tonnage and grade	4 months		$20,000.00

Mexico Properties
A. The El Cumbro, El Cusito, and Canada de Oro Properties

We will explore the El Cumbro, El Cusito, and Canada de Oro Properties for silver, gold, lead, zinc, and copper at a total cost of $1,178,000.

Step	Time Period to Complete Task	Cost
Hire Field Geologist to manage exploration activities and manage workers.	18 months		$65,000.00
Hire four workers to perform or assist in the tasks described below.	12 months		$50,000.00
Administrative costs of Hermosillo Office, Administrative Manager and secretary, rent, accounting and auditing	18 months		$85,000.00
Equipment Rentals with operators, supervised by our Field Geologist.	18 months		$75,000.00
Repair obstructed access to the properties through bulldozing and grading in order that equipment and personnel will have full access to the property using a road contractor under the supervision of our Field Geologist.	1 month		$50,000.00
We will cut trenches perpendicular across the veins by bulldozing and excavating to prepare to sample the veins at the surface expressions	3 months		$75,000.00
Our Field Geologist will supervise sampling of trenches using the four helpers hired above	2 months		$25,000.00
Our Field Geologist will supervise cleaning and repairing of existing adits to remove debris and permit unobstructed access for the purpose of conducting underground sampling	3 months		$35,000.00
Our Field Geologist will supervise our helpers who will systematically sample the underground workings to determine mineralized areas using hammers and chisels to cut slots on five-foot centers.	2 months		$25,000.00
Based on the above step, our Field Geologist will determine the location of underground drill stations.	0.5 months		$0
Our Consulting Geologist will supervise a Contract Miner who will excavate the underground drill stations by mining an area adjacent to the veins sufficiently large to set up an underground drill.	4 months		$75,000.00
Conduct underground drilling at 1000 meters	3 months		$200,000.00
Assay all samples, including trench samples, underground adit samples and drill core samples using a contract laboratory.	3 months		$30,000.00
Conduct reserve mapping based on drill and assay reports to estimate the tonnage and grades contained in the four primary veins on the El Cumbro and El Cusito properties and computerize the mine planning	2 months		$30,000.00
Purchase of Exploration Equipment
• Back Hoe Tractor with Excavator, Used
• 20 yard Dump Truck, Used
• Equipment Trailer, Used
• 20 KWH Generator
• Air Compressor
• Office Trailer, Used
• Sample Preparation and Storage, Portable Building, Used
• Fuel Tank, Portable, Used
• Water Tank, Portable, Used
• Misc. Tools
• Light Duty Transportation, Van and Pick-up and one all terrain vehicle
	2 months	$ $ $ $ $ $ $ $ $ $ $ $	358,000.00 85,000.00 60,000.00 10,000.00 30,000.00 15,000.00 20,000.00 25,000.00 5,000.00 8,000.00 40,000.00 60,000.00

B. The La Moneda property

We will explore the La Moneda property for gold and silver at a total cost of $160,500. We will contract a Project Geologist who will supervise all work at the project and will use two temporary workers in the local area to assist with manual sampling for two months. At the end of the La Moneda sampling program, the Project Geologist will transfer to El Cumbro/El Cusito/Canada del Oro projects as Assistant to the Field Geologist. La Moneda is a second priority project and will be evaluated to determine if there is potential for future gold production.

Step	Time Period to Complete Task	Cost
Our Field Geologist will hire a Project Geologist to supervise the contract IP surveys, trench excavations sampling and sample preparation	12 months	$36,000.00
Conduct Induce Polarization Survey to identify potential areas of mineralization Our Field Geologist will supervise a Contractor who will conduct the Survey which detects the presence of unusual sub-surface areas through the introduction of electrical fields in the ground.	3 months	$50,000.00
Transportation costs between El Cumbro, Hermosillo and La Moneda for our Field Geologist and the La Moneda Project Geologist	12 months	$16,000.00
Rental of portable trailer for field office	12 months	$6,000.00
Excavator rental for digging sample trenches on known mineralized veins	1 month	$10,000.00
Our Project Geologist will hire two temporary helpers to do hammer and chisel chip samplings	2 months	$3,000.00
Purchase of Exploration Equipment	1 month	$39,500.00
• All Terrain Vehicle for rough terrain		$7,000.00
• 10 KWH Generator		$7,500.00
• Miscellaneous Tools		$5,000.00
• Project Geologist Pick-up		$20,000.00

The Langtry property in San Bernardino County, California
Our entire Plan of Operations regarding the Langtry property is contingent upon paying $8,000,000 to close on the purchase of the property, for which there is no assurance whatsoever that we will obtain sufficient financing.

We will explore the Langtry property for silver and barite at a total cost of $ 4,570,000. Our Plan of Operations regarding the Langtry Property is interfaced with and has been formulated in conjunction with the exploration activities conducted by Superior Oil from 1971 to 1974, which are supported by drill reports, assay results, mapping, grade and tonnage calculations, all of which we possess. Our exploration activities will be geared toward comparing our test results against the Superior Oil’s prior drilling activities and results to confirm the grade and tonnage calculations, and thus re-classify the reserves to the proven category, if any. This will entail 10,000 meters of new drilling, sample splitting and preparation, assaying, reserve calculations, mine planning, metallurgical testing and mill design, final feasibility studies and permitting.

Step	Time Period to Complete Task	Cost
Hire Project Geologist to manage exploration, sampling and sample preparation activities and workers	18 months	$90,000.00
Our Project Geologist will hire 4 workers who will conduct sampling, drill core handling and cataloging, splitting and general sample preparation	12 months	$144,000.00
Our Project Geologist will plan the drilling program using the Superior Oil drilling as a starting point and will plan fill-in drilling as well as confirmatory drilling, including purchase of computer hardware and software for mine planning	6 months	$20,000.00

Our Project Geologist will contract a local construction company to prepare access roads and drill pads in preparation for drilling and will supervise the work	2 months		$100,000.00
Our Project Geologist will supervise the contract drilling program that will consist of 10,000 meters of drilling, split between 5,000 meters of core drilling and 5,000 meters of reverse circulation drilling	12 months		$2,000,000.00
Our Project Geologist will supervise the drill sample handling, logging, preparation, splitting and half sample storage in preparation for assay	12 months		$50,000.00
Assaying by a contract assay laboratory	12 months		$150,000.00
Mine planning will be conducted by an Independent Mining Engineer who will use the results of the drilling and assay program to produce an open pit mine design	6 months		$200,000.00
Metallurgical Testing will be conducted by an independent metallurgical laboratory	6 months		$250,000.00
Our Project Geologist will contract an independent environmental engineering firm to conduct fauna, archeological, wildlife and background studies and prepare permit applications to the various government agencies	6 months		$350,000.00
Our Project Geologist will contract a hydrology engineering firm to produce a hydrology study of the project area, including monitor wells	6 months		$225,000.00
An independent engineering firm will be contracted to design the metallurgical processing facilities and to produce a Final Feasibility Study for the Project	6 months		$500,000.00
Our Project Geologist will contract a local well drilling company to drill a water well and pipe water to the project area, including pump purchase and booster	3 months		$65,000.00
Exploration Equipment Purchases
• Light Duty Transportation, 2 Pick-ups and 1 van
• Office Trailer, rental
• Purchase steel building for sample preparation and storage
• Purchase two core splitters
• Purchase shelving for sample storage
• Purchase diesel fuel tank
• Purchase 20,000 gallon water head tank, Used
• Purchase office furniture and equipment, including computers
• Purchase a 20 kwh generator for water pumping and a 10kwh generator for project power
• Portable X-ray device for field assaying
	1 month 24 months 6 months 3 months 2 months 1 month 1 month 1 month 1 month 1 month	$ $ $ $ $ $ $ $ $ $ $	426,000.00 100,000.00 18,000.00 125,000.00 30,000.00 25,000.00 8,000.00 20,000.00 30,000.00 30,000.00 40,000.00

The Leviathan property in San Bernardino County, California

We will explore the Leviathan property for silver and barite at a total cost of $1,890,000. We will use the same Field Geologist, workers and infrastructure from the Langtree property for our Leviathan property. The ore developed on the Leviathan property will be processed in the Langtry concentrator. We will use the same equipment described above in the Langtree property plan to conduct the Leviathan exploration program.

Step	Time Period to Complete Task	Cost
Our Field Geologist will map the mineralized structures, which are visible at surface, to determine the strike and dip of the ore bodies, and based on this, will design our drilling program for the property. Since Leviathan is a series of wide veins, drilling will be designed to intercept the ore bodies from the surface by angling the holes. Our Project Geologist is budgeted under the Langtry section	3 months	$20,000.00
Our Project Geologist will hire a drilling contractor to drill 5,000 meters at determined drill stations, probably split evenly between core and reverse circulation drilling. The same contractor that drills Langtry will probably move the drills to Leviathan when Langtry is completed	3 months	$1,000,000.00
Our Project Geologist will collect the drill samples, log and catalog them, and send them for sample preparation in anticipation of assaying. The samples will be split, with half stored in the same storage building as the Langtry samples	4 months	$20,000.00
Our Project Geologist will arrange contract assaying with an independent assay laboratory	4 months	$100,000.00
Our Project Geologist will hire an independent mining engineer to design the mine based on the results of our drilling program	3 months	$150,000.00
Our Project Geologist will hire an independent research firm to conduct metallurgical testing of the samples to determine the optimal recovery strategy and equipment	4 months	$250,000.00
Our Project Geologist will hire an independent environmental engineering firm to conduct fauna, archeological, wild life, hydrology and base line studies to complete and submit project permit requests. We anticipate that the ore from Leviathan will be processed in the Langtry concentrator to optimize possible profitability from the two projects and minimize capital investment	12 months	$350,000.00

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

There is no established public trading market for our securities and a regular trading market may not develop, or if developed, may not be sustained. A shareholder in all likelihood, therefore, will not be able to resell his or her securities should he or she desire to do so when eligible for public resales. Furthermore, it is unlikely that a lending institution will accept our securities as pledged collateral for loans unless a regular trading market develops. We have no plans, proposals, arrangements, or understandings with any person with regard to the development of a trading market in any of our securities.

Options, Warrants, Convertible Securities

There are no options, warrants or convertible securities outstanding.

Voting and Other Material Rights of Shareholders

Our Bylaws provide for the following voting and other material rights of our shareholders:

•
An annual meeting of the stockholders will be held in Tucson, Arizona or at such other place in Arizona or elsewhere in the United States as the Board of Directors will determine in advance of such meeting and upon proper notice to stockholders, at a time fixed by the Board of Directors, for the election of directors and for the transaction of other proper business.

•
Special meetings of our shareholders will be held in Tucson, Arizona, or at such other place as shall be specified or fixed in a notice thereof. Such meetings may be called at any time by the President or by the Board of Directors, or a majority thereof, and will be called on the written request of the holders of record of at least one-fourth of the numbers of our shares of the then outstanding shares entitled to vote, which written request shall state in general terms the object of such meeting.

•
A written or printed notice of each annual or special meeting of our stockholders, signed by the President, Vice-president, Secretary or Treasurer, which shall state the time, place and purpose of such meeting, shall be delivered either personally or by mail, not less than ten (10) nor more than forty (40) days before the meeting, to each stockholder of record entitled to vote at such meeting. If mailed, such notice shall be deemed to be delivered when deposited in

•
At all stockholders' meetings the presence, in person or by proxy, of the holders of a majority of our outstanding stock entitled to vote will be necessary to constitute a quorum for the transaction of business.

•	At all meetings of our shareholders, a shareholder may vote by proxy executed in writing by the stockholder or by his duly authorized attorney in fact.
•
The cumulative noting provisions provided by Arizona law will apply to election of directors. In all other matters, the affirmative note of the majority of the shares represented at the meeting and entitled to vote on the subject matter shall be the act of the shareholders.

•	Each outstanding share entitled to vote shall be entitled to one vote upon each matter submitted to a vote at the meeting of stockholders.
•
Any action, which may be taken at a meeting of our shareholders, may also be taken without a meeting if consents in writing, setting forth the action so taken, are signed by all of the shareholders entitled to vote with respect to the subject matter. A resolution in writing signed by all of our shareholders will have the same force and effect as if unanimously passed at a meeting of the shareholders duly convened and held.

Penny Stock Considerations

Our shares will be "penny stocks" as that term is generally defined in the Securities Exchange Act of 1934 to mean equity securities with a price of less than $5.00. Our shares thus will be subject to rules that impose sales practice and disclosure requirements on broker-dealers who engage in certain transactions involving a penny stock.

Under the penny stock regulations, a broker-dealer selling a penny stock to anyone other than an established customer or accredited investor must make a special suitability determination regarding the purchaser and must receive the purchaser's written consent to the transaction prior to the sale, unless the broker-dealer is otherwise exempt. Generally, an individual with a net worth in excess of $1,000,000, or annual income exceeding $200,000 individually or $300,000 together with his or her spouse, is considered an accredited investor. In addition, under the penny stock regulations the broker-dealer is required to:

☐
Deliver, prior to any transaction involving a penny stock, a disclosure schedule prepared by the Securities and Exchange Commissions relating to the penny stock market, unless the broker-dealer or the transaction is otherwise exempt;

☐	Disclose commissions payable to the broker-dealer and our registered representatives and current bid and offer quotations for the securities;

☐
Send monthly statements disclosing recent price information pertaining to the penny stock held in a customer's account, the account's value and information regarding the limited market in penny stocks; and

☐
Make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction, prior to conducting any penny stock transaction in the customer's account.

Because of these regulations, broker-dealers may encounter difficulties in their attempt to sell shares of our common stock, which may affect the ability of selling shareholders or other holders to sell their shares in the secondary market and have the effect of reducing the level of trading activity in the secondary market. These additional sales practice and disclosure requirements could impede the sale of our securities, if our securities become publicly traded. In addition, the liquidity for our securities may be decreased, with a corresponding decrease in the price of our securities. Our shares in all probability will be subject to such penny stock rules and our shareholders will, in all likelihood, find it difficult to sell their securities.

Sales of our common stock under Rule 144.

Once this registration statement is effective, the shares of our common stock being offered by our selling shareholders will be freely tradable without restrictions under the Securities Act of 1933, except for any shares held by our "affiliates," which will be restricted by the resale limitations of Rule 144 under the Securities Act of 1933.

All of the 12,263,293 shares of our common stock held by affiliates are restricted securities under Rule 144 of the Securities Act of 1933. In general, under Rule 144 as currently in effect, a person who has beneficially owned shares of a company's common stock for at least one year is entitled to sell within any three month period a number of shares that does not exceed the greater of:

1. 1% of the number of shares of the company's common stock then outstanding which, in our case, will equal 132,200 shares as of the date of this    prospectus; or

2. the average weekly trading volume of the company's common stock during the four calendar weeks preceding the filing of a notice on  Form 144 with respect to the sale.

Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about the company. Under Rule 144(k), a person who is not one of the company's affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. As of the date of this prospectus, none of our shares held by affiliates are currently eligible for resale.

Once this registration statement is effective, the shares of our common stock being offered by our selling shareholders will be freely tradable without restrictions under the Securities Act of 1933.

In addition to the shares available for resale under this registration statement, as a result of the provisions of Rule 144, all of the restricted securities could be available for sale in a public market, if developed, beginning 90 days after the date of this prospectus, assuming the volume and method of sale limitations in Rule 144 can be satisfied to the extent required.  The volume limitations limit affiliate sales to no more than 1% of our total issued and outstanding securities every 90 days. The manner of sale limitations requires sales through a broker on the market in an unsolicited transaction. The availability for sale of substantial amounts of common stock under Rule 144 could reduce prevailing market prices for our securities other persons.

Dividends

There are no restrictions in our articles of incorporation or bylaws that prevent us from declaring dividends. The Arizona Revised Statutes, however, do prohibit us from declaring dividends where, after giving effect to the distribution of the dividend:

1. we would not be able to pay our debts as they become due in the usual course of business; or

2. our total assets would be less than the sum of our total liabilities plus the amount that would be needed to satisfy the rights of shareholders who have preferential rights superior to those receiving the distribution.

We have not declared any dividends, and we do not plan to declare any dividends in the foreseeable future.

Holders

As of the date of this registration statement, we had 48 shareholders of record of our common stock.

Reports to Shareholders

As a result of this offering, we will become subject to the information and reporting requirements of the Securities Exchange Act of 1934 and will file periodic reports, and other information with the Securities and Exchange Commission, assuming this registration statement is declared effective before that date.

EXECUTIVE COMPENSATION

Management Compensation
Our management has received no compensation since inception and we have no agreements in place to pay any compensation to management, although we may enter into such agreements in the future.

Board Compensation

SUMMARY COMPENSATION TABLE

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards ($) (e)	Option Awards ($) (f)	Non-Equity Incentive Plan Compensation ($) (g)	Nonqualified Deferred Compensation Earnings ($) (h)	All Other Compensation ($) (i)	Total ($) (j)
Herbert E Dunham	2006	0	0	$4,000	0	0	0	0	$4,000
Michael Harrington	2007	0	0	$4,000	0	0	0	0	$4,000

Herbert E Dunham and Michael Harrington, our Directors, have each received 100,000 shares of our common stock for their services as a Director. The shares were issued to Directors Dunham and Harrington on October 21 2006 and October 23, 2007, respectively and each share was valued at $0.04 per share, for an aggregate value to each director of $4,000

Changes in and Disagreements with Accountants and Financial Disclosure

None.

Where You Can Find Additional Information

We have filed with the Securities and Exchange Commission a registration statement on Form SB-2 statement. For further information about us and the shares of common stock to be sold in the offering, please refer to the registration statement and the exhibits and schedules thereto. The registration statement and exhibits may be inspected, without charge, and copies may be obtained at prescribed rates, at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The registration statement and other information filed with the SEC are also available at the web site maintained by the SEC at http://www.sec.gov.

The information in this prospectus is not complete and may be changed. The securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS, SUBJECT TO COMPLETION DATED FEBRUARY ________, 2008

INTERNATIONAL SILVER, INC.

Dealer Prospectus Delivery Obligation

Until _________ (90 days from the date of this prospectus) all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

MOORE & ASSOCIATES, CHARTERED
 ACCOUNTANTS AND ADVISORS
PCAOB REGISTERED

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
International Silver, Inc.
(An Exploration Stage Enterprise)

We have audited the accompanying balance sheet of International Silver, Inc. (An Exploration Stage Enterprise) as of December 31, 2007, 2006 and 2005, and the related statements of operations, stockholders’ equity and cash flows for the years ended December 31, 2007, 2006 and 2005 and since inception of Exploration Stage June 16, 2006 through December 31, 2007. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of International Silver, Inc. (An Exploration Stage Enterprise) as of December 31, 2007, 2006 and 2005 and the results of its operations and its cash flows for the years ended December 31, 2007, 2006 and 2005 and since inception of Exploration Stage June 16, 2006 though December 31, 2007, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note A to the financial statements, the Company has an accumulated deficit of $666,920 as of December 31, 2007, which raises substantial doubt about its ability to continue as a going concern. Management’s plans concerning these matters are also described in Note A. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Moore & Associates, Chartered
Moore & Associates Chartered
Las Vegas, Nevada
January 28, 2008

2675 S. Jones Blvd. Suite 109, Las Vegas, NV 89146 (702) 253-7499 Fax (702) 253-7501

International Silver, Inc.
(An Exploration Stage Enterprise)

Consolidated Financial Statements

For The Years Ended December 31, 2007, 2006 and 2005

International Silver, Inc.
(An Exploration Stage Enterprise)
Consolidated Balance Sheets

	At December 31
	2007	2006	2005

ASSETS

CURRENT ASSETS
Cash	$51,283	$2,042	$13,448
Accounts receivable, net	87,551	232,044	128,641
Prepaid expenses	1,012	1,294	0
Total Current Assets	$139,846	$235,380	$142,089

PROPERTY AND EQUIPMENT - Note C
Machinery & equipment	$0	$0	$277,498
Furniture & fixtures	5,543	5,543	90,037
Vehicles	1,125	1,125	26,715
	$6,668	$6,668	$394,250
Less accumulated depreciation	(5,981)	(5,606)	(394,250)
Total Property, Plant and Equipment	$687	$1,062	$0

OTHER ASSETS
Deposits	$6,335	$6,335	$6,335
Total Other Assets	$6,335	$6,335	$6,335

TOTAL ASSETS	$146,868	$242,777	$148,424

See accompanying notes to the consolidated financial statements

International Silver, Inc.
(An Exploration Stage Enterprise)
Comparative Balance Sheets

	At December 31
	2007	2006	2005

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable	$18,512	$16,638	$8,393
Accrued expenses	104,338	63,693	51,456
Total Current Liabilities	$122,850	$80,331	$59,849

LONG-TERM LIABILITIES
Notes payable – Note D	$0	$168,093	$102,613

TOTAL LIABILITIES	$122,850	$248,424	$162,462

SHAREHOLDERS’ EQUITY –Note F
Common stock
authorized shares 500,000,000; par value $0.0001 per share
issued & o/s – 12/31/07 14,526,186	$1,452
issued & o/s – 12/31/06 13,430,000		$1,343
issued & o/s – 12/31/05 12,000,000			$1,200
Additional paid-in capital	692,048	422,564	257,322
Minority Interest in Subsidiary	(2,562)	(296)	0
Accumulated (Deficit) during Exploration Stage	(666,920)	(429,258)	(272,560)
Total Shareholders’ Equity	$24,018	$(5,647)	$(14,038)

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$146,868	$242,777	$148,424

See accompanying notes to the consolidated financial statements

International Silver, Inc.
(An Exploration Stage Enterprise)
Consolidated Statements of Operations

	At December 31					Exploration Stage (Since Inception) (June 16, 2006 -
	2007	2006		2005		December 31, 2007)

REVENUES
Consulting	$0		$163,915		$216,188		$0
Other	7,128		45,750		10,933		7,128
Total Revenues	$7,128		$209,665		$227,121		$7,128

OPERATING EXPENSES
Production costs	$0		$0		$0		$0
Exploration costs – Note J	22,902		159,071		0		181,973
General and administration	213,846		193,714		226,963		306,637
Depreciation and depletion	375		63		0		188
Remeasurement loss	842		0		0		0
Total operating expenses	$237,965		$352,848		$226,963		$488,798

OPERATING (LOSS)	$(230,837)		$(143,183)		$158	$	(481,670)

OTHER INCOME (EXPENSE)
Interest expense	$(9,091)	$	(13,811)	$	(11,082)		$(14,640)
Total other income/(expense)	$(9,091)	$	(13,811)	$	(11,082)		$(14,640)

Net Income/(Loss) – 100%	$(239,928)		$(156,994)		$(10,924)	$	(496,310)

Less: Minority Interest In Subsidiary	$(2,266)		$(296)		$0

Net Income/(Loss)	$(237,662)		$(156,698)	$	(10,924)

ACCUMULATED (DEFICIT)
Beginning of Period	$(429,258)		$(272,560)		$(261,636)

End of Period	$(666,920)		$(429,258)		$(272,560)

BASIC AND DILUTED INCOME/(LOSS) PER SHARE	$(.016)		$(.012)	$	(0.001)

WEIGHTED AVERAGE SHARES OUTSTANDING	14,526,186		13,430,000		12,000,000

See accompanying notes to the consolidated financial statements

International Silver, Inc.
(An Exploration Stage Enterprise)
Consolidated Statements of Cash Flows

	At December 31						Exploration Stage (Since Inception) (June 16, 2006 -
	2007		2006		2005		December 31, 2007)

CASH FLOWS FROM OPERATING ACTIVITIES
Net Income/(Loss)	$	(237,662)	$	(156,698)	$	(10,924)		$(496,310)
Adjustments to reconcile net (loss) to net cash (used) by operating activities:
Minority Interest in Subsidiary		(2,266)		(296)				(2,562)
Depreciation and depletion		375		63		0		188
Depreciation adjustment		0		5,543		0		0
Issuance of common stock
In exchange for services		21,500		80,000		0		101,500
In exchange for exploration costs		0		55,385		0		55,385
Changes in operating assets and liabilities
Decrease/(Incr.) in accounts receivable		144,493		(103,403)		(21,212)		160,684
Decrease/(Incr.) in prepaid expenses		282		(1,294)		0		1,012
(Decrease)/Incr. in accrued expenses		40,645		12,237		9,222		48,212
(Decrease)/Incr. in accounts payable		1,874		8,245		8,597		(14,768)
Net cash flows (used by) operating activities	$	(30,759)	$	(100,218)	$	(14,317)	$	(146,659)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of equipment		$0		$(6,668)		$0		$(6,668)
Net cash flows from investing activities		$0		$(6,668)		$0		$(6,668)

CASH FLOWS FROM FINANCING ACTIVITIES
Issuance of common stock:
Cancellation of Debt	$	(168,093)		$0		$0	$	(168,093)
Recharacterization of Debt to Equity		168,093		0		0		168,093
Net proceeds		80,000		30,000		0		110,000
Borrowings from related parties		0		65,480		15,000		62,980
Net cash flows provided by financing activities		$80,000		$95,480		$15,000		$172,980

NET (DECREASE) IN CASH		$49,241	$	(11,406)		$683		$19,653

CASH - BEGINNING OF PERIOD		$2,042		$13,448		$12,765		$31,630

CASH - END OF PERIOD		$51,283		$2,042		$13,448		$51,283

See accompanying notes to the consolidated financial statements

International Silver, Inc.
(An Exploration Stage Enterprise)
Consolidated Statements of Cash Flows
(continued)

	At December 31			Exploration Stage (Since Inception) (June 16, 2006 -
	2007	2006	2005	December 31, 2007)

Supplemental disclosures of non-cash financing activities:

The company issued shares of its common stock in exchange for the following:

For services rendered
Director services	$4,000	$5,000	$0	$9,000
Legal services	0	75,000	0	75,000
Stock transfer agent services	5,500	0	0	5,500
Accounting services	4,000	0	0	4,000
Geology and Engineering	8,000	0	0	8,000
	$21,500	$80,000	$0	$101,500

For exploration costs	$0	$55,385	$0	$55,385

Total non-cash financing activities	$21,500	$135,385	$0	$156,885

See accompanying notes to the consolidated financial statements

International Silver, Inc.
(An Exploration Stage Enterprise)
Consolidated Statement of Shareholders’ Equity

			Additional
	Common Stock		Paid-in	Accum.
	Shares	Amount	Capital	(Deficit)		Total

Balance at December 31, 2004	12,000,000	$1,200	$257,322	$	(261,636)	$(3,114)

Net Income/(Loss)					(10,924)	(10,924)

Balance at December 31, 2005	12,000,000	$1,200	$257,322	$	(272,560)	$(14,038)

Shares issued for services	1,100,000	110	79,890			80,000
Shares issued for land	30,000	3	29,997			30,000
Shares issued for expl. costs	300,000	30	55,355			55,385
Net Income/(Loss) – Parent Co.					(142,479)	(142,479)
Net Income/(Loss) in Subsidiary					(14,515)	(14,515)

Balance at December 31, 2006	13,430,000	$1,343	$422,564	$	(429,554)	$(5,647)
Shares issued for services	500,000	50	21,450			21,500
Shares exchanged for debt	336,186	33	168,060			168,093
Shareholder/Officer – Issued on June 30, 2006 at $0.50/share

Shares issued for cash	260,000	26	79,974			80,000
Sale of common stock via Private Placement – Various individuals - Issued from May 4, 2007 through November 7, 2007:
60,000 shares issued at $0.50 per share
200,000 shares issued at $0.25 per share

Net Income/(Loss) – Parent Co.					(128,912)	(128,912)
Net Income/(Loss) in Subsidiary					(111,016)	(111,016)

Balance at December 31, 2007	14,526,186	$1,452	$692,048	$	(669,482)	$24,018

See accompanying notes to the consolidated financial statements

International Silver, Inc.
Notes to Consolidated Financial Statements

Note A - Organization and Business

Organization and Nature of Business
The Company was incorporated in the State of Arizona on September 4, 1992 as ARX Engineering, Inc. On October 6, 1992, ARX Engineering, Inc. changed its name to Western States Engineering and Construction, Inc. On June 20, 2006, the Company changed its name to International Silver, Inc. in connection with its new business plan and acquisition of the Tecoma property in the Lucin Mining District in Utah and the acquisition of mineralized properties in Sonora, Mexico. These acquisitions were based on the Board of Director’s decision to adopt a business plan of conducting silver exploration on an international basis.

Further, on July 14, 2006, the Company amended its Articles of Incorporation to reflect the Board’s decision to expand its authorized common stock from 1,000 shares to 500,000,000 to accommodate future equity financing.

The business strategy consists of acquiring and exploring high-grade silver properties throughout North and South America. The initial objective is to initiate an intensive reconnaissance and exploration program around the Tecoma property workings and on the El Cumbro and El Cusito properties of the Company’s wholly owned Mexican subsidiary, Metales Preciosos Atlas, S.A. de C.V., to identify potentially high-grade silver targets and to evaluate other properties in each of the districts for possible acquisition.

The Company is an enterprise in the exploration stage as set forth in Statement of Financial Accounting Standards, "SFAS" No. 7, "Accounting and Reporting by Development Stage Enterprises" and "Industry Guide 7" of the Securities and Exchange Commission's Guides for the Preparation of Registration Statements and with the Society for Mining, Metallurgy and Exploration's "Guide for Reporting Exploration Information, Mineral Resources, and Mineral Reserves" dated March 1, 1999.

Key Properties
With the Board of Directors’ decision to change its focus from providing mine engineering services to conducting silver and other mineral exploration activities, the Company acquired the Tecoma property on July 18, 2006, which encompasses approximately 30 acres and ten patented lode claims and is located on the Nevada Utah border. The 30 acre purchase was then followed by the additional purchase of 40 acres adjacent to the initial parcel on September 19, 2006.

Subsequently, the acquisition of four mineralized properties in Sonora, Mexico, described below, resulted from the exchange of its common stock for 98% equity interest in a foreign subsidiary of an affiliate, Atlas Precious Metals, Inc. in November, 2006.

The Leviathan property located in San Bernardino County, California, consists of 60 unpatented mining claims, which the Company acquired through staking and filing notices of location. The Company's Leviathan claims were approved by the Bureau of Land Management in September and October 2007.

Metales Preciosos Atlas S.A. de C.V. (Mexican Subsidiary Company)
In November 1, 2006, the Company acquired from Atlas Precious Metals, Inc., 98% of the equity of Metales Preciosos Atlas, S.A. de C.V. (“Preciosos”), a Mexico corporation, by issuing 300,000 shares of its common stock to Atlas Precious Metals. Preciosos owns a 100% undivided interest in four mining properties located in the southeast part of the State of Sonora, as follows: (a) El Cumbro, the most significant of the properties; (b) El Cusito, located adjacent to the El Cumbro property; and (c) Canada de Oro, an alluvial gold property extending from the El Cumbro property southeast for approximately five kilometers. In addition, Preciosos owns a 100% undivided interest in the La Moneda gold property located in the western part of the State of Sonora, approximately 14 kilometers inland from the Gulf of Cortez near the port city of Puerto Libertad. Preciosos maintains a small exploration on the various properties and performs required administration of its mineral properties. Valuation of these properties were based on the explorations expenditures incurred to-date by the related company that sold Metales Preciosos the rights to these properties.

Going Concern Considerations
The accompanying financial statements have been prepared assuming the Company will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has an accumulated deficit of $664,874 as of December 31, 2007, which raises substantial doubt for the Company’s ability to continue as a going concern.

The financial statements do not include any adjustments to reflect the possible future effect on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty. Management is in the process of obtaining additional funds, including private placements of stock and a Regulation D offering.

Note B - Summary of Significant Accounting Policies

Principles of Consolidation
The financial statements include the accounts of International Silver, Inc. and its subsidiary Metals Preciosos Atlas, S.A. de C.V., Mexico. The Company’s financial condition and results of operations are based upon its consolidated financial statements, which have been prepared in accordance with generally accepted accounting principles in the United States (GAAP). The Company has elected to adopt U.S. currency as the functional currency for the accounting of its Mexican subsidiary. All inter-company transactions and balances have been eliminated.

Use of Estimates
Preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Significant areas requiring the use of management estimates include the determination of mineral ore quantities and the depletion expense calculation, if applicable, useful lives of property and equipment for depreciation, impairment valuations and calculation of any deferred taxes. Actual results may differ from those estimates, and such differences may be material to the financial statements.

Foreign Currency
The functional currency for our foreign subsidiary is U.S. dollars. The Company has elected to use the “remeasurement method”, also referred to as the “monetary/nonmonetary method” pursuant to FAS 52. This method translates monetary assets at the current rate, while nonmonetary assets, liabilities and equity are translated at their appropriate historical rates. Where the local currency is used to record transactions, any material currency translation gains or losses would be included as an element of comprehensive income in the statement of operations and in the equity section of the balance sheet.

Concentration of Credit Risk
Our cash equivalents and prepaid expenses (and trade receivables when recorded) are exposed to concentrations of credit risk. We manage and control risk by maintaining cash with major financial institutions. Management believes that the financial institutions are financially sound and the risk of loss is low.

Concentrations and Economic Vulnerability
Concentrations and economic vulnerability include reliance on several areas containing our mining prospects in isolated regions of Mexico, limited financial capacity of related parties and/or others to continue funding operations.

Fair Value of Financial Instruments
Due to their short-term nature, the carrying value of our current financial assets and liabilities approximates their fair values. The fair value of our borrowings, if recalculated based on current interest rates, would not significantly differ from the recorded amounts.

Cash and Cash Equivalents
For the statement of cash flows, any liquid investments with a maturity of three months or less at the time of acquisition are considered to be cash equivalents.

Accounts Receivables
Trade receivables are stated, net of an allowance for uncollectible accounts, based on prior experience. At December 31, 2007 trade receivables were $87,551, net of an allowance for uncollectible accounts in the amount of $4,608. At December 31, 2006 , trade receivables were $232,022, net of an allowance for uncollectible accounts of $12,213 and at December 31, 2005, trade receivables were $128,641, net of an allowance for uncollectible accounts of $6,770.

Inventories
In-process inventories represent ore that is currently in the process of being converted to a saleable product. In-process inventories, if any, are valued at the lower of average production cost or net realizable value. At December 31, 2007 there were no inventories on hand.

In November 2004, the FASB issued SFAS No. 151, which revised ARB No. 43, relating to inventory costs. This revision is to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs and wasted material (spoilage). This Statement requires that these items be recognized as a current period charge regardless of whether they meet the criterion specified in ARB 43. In addition, this Statement requires the allocation of fixed production overheads to the costs of conversion be based on normal capacity of the production facilities. This Statement is effective for financial statements for fiscal years beginning after June 15, 2005.

Property and Equipment
Property and equipment are recorded at cost. Maintenance and repair costs are charged to expense as incurred, and renewals and improvements that extend the useful life of assets are capitalized. Depreciation on property and equipment is computed using the straight-line method over the assets' estimated useful lives as follows:

Mining equipment	7 years
Vehicles	3 years
Office equipment	5 years

Depreciation expense of $375 has been recorded for the year ended December 31, 2007. For the year ended December 31, 2006, depreciation expense was $63 and none for the year ended December 31, 2005.

Mineral Development
Costs associated with the acquisition of mineral interests, in the exploration stage, are “expensed”. Mineral exploration costs are also “expensed” as incurred. Mine infrastructure development costs incurred prior to establishing proven and probable reserves are expensed. When it otherwise becomes probable that infrastructure costs will not be recoverable, they are impaired. When it has been determined that a mineral property can be economically developed, the costs incurred to develop such property, including costs to further delineate the ore body and remove overburden to initially expose the ore body, are capitalized as incurred. These costs will then be amortized using the units-of-production method over the estimated life of the ore body based on estimated recoverable ounces of proven and probable reserves.

To the extent that any development costs benefit an entire mineralized property, they are amortized over the estimated life of the property. The specific capitalized cost bases subject to depletion are calculated on a formula based on the number of tons of ore that are expected to be mined divided by the total tons in proven and probable reserves in the property. To date, no development has occurred, nor has depletion has been taken, since production has not commenced.

Mineral Interests and Property
Mineral interests include the costs of acquired mineral rights and royalty interests in production, development and exploration stage properties.

Production stage mineral interests represent interests in operating properties that contain proven and probable reserves. Development stage mineral interests represent interests in properties under development that contain proven and probable reserves. Exploration stage mineral interests represent interests in properties that are believed to potentially contain mineralized material.

Mineral interests related to mining properties in the production stage are amortized over the life of the related property using the Units of Production method in order to match the amortization with the expected underlying future cash flows. Development stage mineral interests are not amortized until such time as the underlying property is converted to the production stage. At December 31, 2007, all mineral interests were in the exploration stage.

Impairment of Long-Lived Assets
The company adheres to the Statement of Financial Standard ("SFAS") No. 144, "Accounting for the Impairment and Disposal of Long-Lived Assets," which requires that long-lived assets to be held and used be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. An impairment loss would be recognized when the estimated future cash flows are less than the carrying amount of the asset and would be calculated based on discounted cash flows. At December 31, 2007, no assets were impaired.

Revenue Recognition and Production Costs
Revenue is recognized when the price is determinable, upon delivery and transfer of title of product to the customer and when the collection of sales proceeds is assured. Production costs of silver, gold and other precious metals sold include labor and related direct and indirect costs of mine and plant operations. Production costs are charged to operations as incurred. At December 31, 2007, there had been no production from any of the Company's properties.

Reclamation and Remediation Costs (Asset Retirement Obligations)
The Company has adopted SFAS No. 143, "Accounting for Asset Retirement Obligations." SFAS No. 143 addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. Since the Company’s activities are in the exploration and feasibility stage, there is no legal or contractual obligation for reclamation or remediation of our mines or mining interests. As a result, the adoption of SFAS No. 143 does not currently have a material impact on our financial position, results of operations or cash flows.

Earnings (Loss) Per Share
Basic income (loss) per share is computed by dividing income (loss) attributable to the common shareholders by the weighted-average number of common shares outstanding for the reporting period. Diluted net income per share reflects the potential dilution that could occur if dilutive securities and other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the Company, unless the effect is to reduce a loss or increase earnings per share. The Company has no potential common stock instruments, which would result in diluted income (loss) per share as of December 31, 2007, 2006 and 2005.

Income Taxes
The Company accounts for income taxes under Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes” (“SFAS 109”). SFAS 109 is an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company’s financial statements or tax returns. In estimating future tax consequences, SFAS 109 generally considers all expected future events other than enactments of changes in the tax law or rates. Income tax information is disclosed in Note E to the consolidated financial statements.

Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carry forwards and deferred tax assets are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax basis. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment. The total deferred tax asset is 37% of the cumulative net operating loss.

Net deferred tax assets consists of the following components as of December 31, 2007, 2006 and 2005

	2007	2006	2005
Net operating loss carryover	$96,599	$9,932	$29,456
Valuation account	(96,599)	(9,932)	(29,456)
Net Deferred Tax Asset	$0	$0	$0

At December 31, 2007, The company had net operating carry forwards of $509,824 for federal income tax purposes and $540,887 for state income tax purposes that may be offset against future taxable income from years 2008 through 2026. No tax benefit has been reported in the December 31, 2007 consolidated financial statements since the potential tax benefit is offset by a valuation allowance of the same amount.

Due to the change in ownership provisions of the Tax Reform Act of 1986, net operating loss carry forwards for federal income tax reporting purposes are subject to annual limitations. Should a change in ownership occur, net operating loss carry forwards may be limited as to use in future years.

Statement of Cash Flows Information and Supplemental Non-Cash Financing Activities
There were minimal interest payments during for the years 2007, 2006 and 2005. “Non-cash" investing and financing transactions during the reported periods related primarily to the issuance of common stock in exchange for legal and other professional services and for mineral interests, as disclosed in Note C and Note F and stock issued to a related party for cancellation of indebtedness, as disclosed in Note G.

Certain Equity Instruments
In June 2003, the FASB approved Statement of Financial Accounting Standards No. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and  Equity" (“ SFAS No. 150”). SFAS 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. At December 31, 2007, the Company is not impacted by this requirement.

Comprehensive Income
Standards of Financial Accounting Standards No. 130 (“SFAS 130”), "Reporting Comprehensive Income", requires companies to classify items of other comprehensive income by their nature in a financial statement and display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position. For the years ended December 31, 2007, 2006 and 2005, the Company did not have any material items of comprehensive income.

Derivative Instruments
In June 1998, the FASB issued SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities”. This statement as amended by SFAS No. 137 is effective for fiscal years beginning after June 15, 2000. Currently, the Company does not have any derivative financial instruments and does not participate in hedging activities. Therefore, SFAS No. 133 did not have an impact on its financial position or results of operations for the years ended December 31, 2007, 2006 and 2005.

Stock-Based Compensation
In December 2004, the Financial Accounting Standards Board, or FASB, issued SFAS No. 123R "Share-Based Payment," a revision to FASB No. 123. SFAS No. 123R replaces existing requirements under SFAS No. 123 and APB Opinion No. 25, and requires “public” companies to recognize the cost of employee services received in exchange for equity instruments, based on the grant-date fair value of those instruments, with limited exceptions. SFAS No. 123R also affects the pattern in which compensation cost is recognized, the accounting for employee share purchase plans, and the accounting for income tax effects of share-based payment transactions. For small-business filers, SFAS No.123R is effective for interim periods beginning after December 15, 2005.

Non-Monetary Exchanges
In December 2004, the FASB issued SFAS No. 153. This Statement addresses the measurement of exchanges of non-monetary assets. The guidance in APB Opinion No. 29, Accounting for Non-monetary Transactions, is based on the principle that exchanges of non-monetary assets should be measured based on the fair value of the assets exchanged. The guidance in that Opinion, however, included certain exceptions to that principle. This Statement amends APB No. Opinion 29 to eliminate the exception for non-monetary exchanges of similar productive assets and replaces it with a general exception for exchanges of non-monetary assets that do not have commercial substance. A non-monetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. This Statement is effective for financial statements for fiscal years beginning after June 15, 2005. Earlier application is permitted for non-monetary asset exchanges incurred during fiscal years beginning after the date that this Statement was issued. The exchange of the Company’s common stock for a 98% interest in Metales Preciosos Atlas, S.A. de C.V. is covered under Note C.

Note C – Property, Plant and Equipment

Property, plant and equipment, exclusive of mineral interests which are reported under Note J - Exploration Costs, as required by Industry Guide 7, are comprised of the following:

	At December 31
	2007	2006	2005

Capitalized mining equipment and vehicles consists of the following:
Leasehold Improvements	$0	$0	$26,715
Machinery and equipment	0	0	277,498
Office equipment and computers	5,543	5,543	90,037
Vehicles	1,125	1,125	0
Less: accumulated depreciation	(5,856)	(5,606)	(394,250)
Less: accumulated impairment	0	0	0
Net Total	$812	$1,062	$0

Note D - Loans and Notes Payable

Debt obligations outstanding at December 31, 2007, 2006 and 2005 are as follows:

	At December 31
	2007	2006	2005

Loans payable to shareholder, unsecured with interest at 10% per annum, payable on demand	$0	$168,093	$102,613

Total Loans and Notes	$0	$168,093	$102,613
Less: Current maturities	0	0	0
Non-Current maturities	$0	$168,093	$102,613

As of December 31, 2007, the Company did not have any long-term obligations. On June 30, 2007, the Company agreed to a resolution to cancel its indebtedness to a shareholder in exchange for shares of the Company’s common stock. Refer to Note G – Related Party Transactions.

Note E - Income Taxes

The company has reported (for income tax purposes) net operating losses for 2006, 2005 and prior years as follows:

Net Operating Loss carry-forward to FYE 12/31/99	$171,725
Net Operating Income - Year 2000 (Applied)	(63,853)
Net Operating Loss carry-forward to Year 2001	107,872
Net Operating Loss - Year 2001	179,246
Net Operating Loss carry-forward to Year 2002	287,118
Net Operating Loss - Year 2002	25,497
Net Operating Loss carry-forward to Year 2003	312,615
Net Operating Income - Year 2003 (Applied)	(172,247)
Net Operating Loss carry-forward to Year 2004	140,368
Net Operating Income - Year 2004	(37,634)
Net Operating Loss carry-forward to Year 2005	102,734
Net Operating Loss - Year 2005	3,774
Net Operating Loss carry-forward to Year 2006	106,508
Net Operating Income - Year 2006 (Applied) – As amended	(71,303)
Net Operating Loss carry-forward to Year 2007	35,205
Net Operating Loss - Year 2007	224,763
Net Operating Loss carry-forward to Year 2008	$259,968

Pursuant to the provisions of the Internal Revenue Code, the Company has elected to forego the carry-back provisions, allowable under the IRS regulations, for the stated accounting periods.

As of December 31, 2007, the Company recorded a deferred tax benefit of $96,599, but due to a going-concern issue, Management made an allowance for a provision of an equal amount, should the Company not be able to avail itself of that tax benefit. No permanent or temporary timing differences between book and tax income have occurred through December 31, 2007.

Note F – Shareholders’ Equity

The Company was incorporated on September 4, 1992 with the initial issuance of 1,000 shares of common stock at a par value of $1.00 per share. On June, 2006 the Board of Directors adopted a new business strategy to change its emphasis from providing engineering services to conducting mine exploration and development. As a result, the Board of Directors amended its Articles of Incorporation to authorize 500,000,000 shares of common stock, at a par value of $0.0001 to allow for equity financing. Additionally, the Board of Directors passed a resolution to effectuate a stock split of 12,000 to 1. On July 24, 2006, the shareholders of record (3) were given their new share distribution of 4,000,000 shares each.

Subsequently, additional shares of common stock were issued in exchange for services (1,600,000), in exchange for land (30,000) and in exchange for 98% interest in the holdings of Metales Preciosos Atlas, S.A. de C.V., a Mexican subsidiary (300,000 shares). During 2007, the Company conducted a private placement with an additional 260,000 shares of common stock issued at $0.50 per share to various individuals for cash and also issued 336,186 shares, at $0.50 per share, to cancel Company indebtedness, as explained in Note G.

At December 31, 2007, the Company had authorized 500,000,000 shares of common stock and 14,526,186 shares had been issued and are outstanding.

Note G - Related Party Transactions

Shareholder loans amounting to $245,508 were made to the Company starting from December, 1998, with repayments of $96,317 through June 30, 2007 when the Company adopted a resolution to cancel the indebtedness on the principal part of the note in exchange for the issuance of common stock to the shareholder/officer. On the date of conversion, accrued interest of $72,252 at the rate of ten (10%) per annum, had accrued. A recapitulation of the loan activity follows:

Loans to Company	$245,508
Repayments	(77,415)
Loan Balance at June 30, 2007	$168,093

Accrued Interest @June 30, 2007	$72,252

Included in the loan balance was the purchase of the Elder Box, Utah mineral properties made by the shareholder/officer from personal funds on behalf of International Silver, Inc. Part of the negotiated settlement with the buyer was the issuance of the shareholder’s shares in the common stock of Atlas Precious Metals Inc., a related company.

Note H - Litigation

At December 31, 2007 there were no outstanding legal issues.

Note I - Office Leases

There are no outstanding lease obligations as of December 31, 2007. The Company rents its administrative offices from an affiliate in Tucson, Arizona and is billed an allocated portion based on percentage of floor space occupied. The foreign exploration office located in Hermosillo, Sonora, Mexico has no lease and is rented on a month-to-month basis at $500 per month. Rental expense for all administrative offices for the years 2007, 2006 and 2005 has amounted to $85,785.

Note J – Exploration Costs

Acquired mineral interests are presented as “exploration costs” as required by Industry Guide 7. Exploration costs incurred since inception are comprised of the following:

	Year
	2007	2006	2005
Mineral Interests
Tecoma property - Utah	$0	$90,000	$0
El Cumbro property – Mexico	0	14,260	0
El Cusito property - Mexico	0	15,000	0
Canada de Oro property - Mexico	0	15,000	0
La Moneda property - Mexico	0	10,000	0
Langtry property – California (option)	10,000	0	0
Calico District – California (claims)	12,770	0	0
Sub-total – mineral interests acquired	$22,770	$144,260	$0
General exploration costs	132	14,811	0

Total exploration costs	$22,902	$159,071	$0

Mineral interests, acquired in year 2006 for the amount of $144,260, represented approximately 70 acres of mineralized property in the State of Utah, including the acquisition of a 98% interest in Metales Preciosos, S.A. de C.V., a Mexican subsidiary, which has an “undivided interest” in three mining properties (claims) and also a 98% “undivided interest” in a gold property (La Moneda).

On September 11, 2007, the Company entered into an agreement for the purchase of the Langtry Silver-Barite property located in the Calico Mining District in county of San Bernardino, California for $ 8.0 million by placing an earnest deposit of $10,000 in escrow. In addition, on September 13, 2007, the Company identified a large block of open ground adjacent to the Langtry property, which includes the Liviathon property, the Silverado property and the Silver Bow property and immediately proceeded to stake and file on this ground. The Company staked and filed a total of 25 lode mining claims in the Calico District, adjacent to the Langtry property. These claims and purchase option payment amounted to an additional $22,770.

Part II-INFORMATION NOT REQUIRED IN PROSPECTUS

INDEMNIFICATION OF OFFICERS AND DIRECTORS

Our Articles of Incorporation and By-laws, subject to the provisions of Arizona law, contain provisions that allow the corporation to indemnify any person under certain circumstances.

Arizona law provides the following:

Indemnification of Directors and Officers.

The General Corporation Law of the State of Arizona allows corporations to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, partner, trustee, or agent of another corporation, partnership, joint venture, trust, other enterprise or employee benefit plan, unless it is established that: the act or omission was material to the matter giving rise to the proceeding and either was committed in bad faith or was the result of active and deliberate dishonesty; the person actually received an improper personal benefit in money, property or services; or in the case of any criminal proceeding, the person had reasonable cause to believe that the act or omission was unlawful.

Under Arizona law, indemnification may be provided against judgments, penalties, fines, settlements and reasonable expenses actually incurred by the person in connection with the proceeding. The indemnification may be provided, however, only if authorized for a specific proceeding after a determination has been made that indemnification is permissible under the circumstances because the person met the applicable standard of conduct. This determination is required to be made: (a) by the Board of Directors by a majority vote of a quorum consisting of directors not, at the time, parties to the proceeding or, if a quorum cannot be obtained, then by a majority vote of a committee of the board consisting solely of two or more directors not, at the time, parties to the proceeding and who a majority of the Board of Directors designated to act in the matter; (b) by special legal counsel selected by the board or board committee by the vote set forth above, or, if such vote cannot be obtained, by a majority of the entire board; or (c) by the stockholders.

If the proceeding is one by or in the right of the corporation, indemnification may not be provided as to any proceeding in which the person is found liable to the corporation.

An Arizona corporation may pay, before final disposition, the expenses, including attorneys' fees, incurred by a director, officer, employee or agent in defending a proceeding. Under Arizona law, expenses may be advanced to a director or officer when the director or officer gives a written affirmation of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification and a written undertaking to the corporation to repay the amounts advanced if it is ultimately determined that he or she is not entitled to indemnification. Arizona law does not require that the undertaking be secured, and the undertaking may be accepted without reference to the financial ability of the director or officer to repay the advance. An Arizona corporation is required to indemnify any director who has been successful, on the merits or otherwise, in defense of a proceeding for reasonable expenses. The determination as to reasonableness of expenses is required to be made in the same manner as required for indemnification.

Under Arizona law, the indemnification and advancement of expenses provided by statute are not exclusive of any other rights to which a person who is not a director seeking indemnification or advancement of expenses may be entitled under any articles of incorporation, bylaw, agreement, vote of stockholders, vote of directors or otherwise.

Our Bylaws Regarding Indemnification

Our bylaws provide that we shall indemnify each director, officer or employee: (a) to the fullest extent permitted by the General Corporation Law of the State of Arizona, or any similar provision or provisions of applicable law at the time in effect, in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was at any time serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, other enterprise or employee benefit plan; and (b) to the fullest extent permitted by the common law and by any statutory provision other than the General Corporation Law of the State of Arizona in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was at any time a director, officer or employee of the corporation, or is or was at any time serving at the request of the corporation as a director, officer, or employee of another corporation, partnership, joint venture, trust, other enterprise or employee benefit plan.

Reasonable expenses incurred in defending any action, suit or proceeding described above shall be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director, officer or employee to repay such amount to the corporation if it shall ultimately be determined that he is not entitled to be indemnified by us.

In addition to the general indemnification described above, Arizona law permits corporations to include any provision expanding or limiting the liability of its directors and officers to the corporation or its stockholders for money damages, but may not include any provision that restricts or limits the liability of its directors or officers to the corporation or its stockholders: (a) to the extent that it is proved that the person actually received an improper benefit or profit in money, property, or services for the amount of the benefit or profit in money, property or services actually received; or (b) to the extent that a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding in the proceeding that the person's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding.

We have adopted, in our bylaws, a provision that eliminates and limits the personal liability of each of our directors and officers to the full extent permitted by the laws of the State of Arizona.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table is an itemization of all expenses, without consideration to future contingencies, incurred or expected to be incurred by us in connection with the issuance and distribution of the securities being offered by this prospectus. Items marked with an asterisk (*) represent estimated expenses. We have agreed to pay all the costs and expenses of this offering. Selling security holders will pay no offering expenses.

ITEM	AMOUNT

SEC Registration Fee*	$1,000
Legal Fees and Expenses	$75,000
Accounting Fees and Expenses*	$9,500
Miscellaneous*
Total*	$85,500

* Estimated Figure

RECENT SALES OF UNREGISTERED SECURITIES

On November 7, 2007, we sold 20,000 shares to accredited investors David E. and Pamela L. Compton, a married couple, for an aggregate purchase price of $10,000 or $0.50 per share.

On November 7, 2007, we sold 7,000 shares to accredited investor Maria T. Bauer for an aggregate purchase price of $3,500 or $0.50 per share.

On November 7, 2007, we sold 1,000 shares to accredited investor Holly Small for an aggregate purchase price of $500 or $0.50 per share.

On November 7, 2007, we sold 12,000 shares to accredited investors Edward and Debra Shapiro, a married couple as Joint Tenants in the Entirety, for an aggregate purchase price of $6,000 or $0.50 per share.

On November 7, 2007, we sold 6,000 shares to accredited investors, Steven B. and Eileen Asetre, a married couple, for an aggregate purchase price of $3,000 or $0.50 per share.

On November 7, 2007, we sold 200,000 shares to accredited investors Jesus Carlos Masias and Diane Masias, a married couple, for an aggregate purchase price of $50,000 or $0.25 per share.

On October 29, 2007, we sold 4,000 shares of our common stock to accredited investor Bo Placencio for an aggregate purchase price of $2,000 or $0.50 per share.

On October 23, 2007, we issued 100,000 shares of our common stock to Michael Harrington, our Director, for his future services as our Director. The shares were valued at $0.04 per share.

On September 21, 2007, we issued 50,000 shares of our common stock to Alex Makaron for  for plant and mine mapping for the Tacoma, Langtree, Leviathan, El Cumbro, El Cusito and La Moneda properties. The shares were valued at $0.04 per share.

On September 21, 2007, we issued 50,000 shares of our common stock to Daniel Lang for bookkeeping services rendered to us. The shares were valued at $0.04 per share.

On September 21, 2007, we issued 50,000 shares of our common stock to Daniel Dominguez for accounting services rendered to us. The shares were valued at $0.04 per share.

On September 13, 2007, we issued 150,000 shares of our common stock to Harrison Matson, our Consulting Geologist, for claim staking services rendered to us. The shares were valued at $0.04.

On June 30, 2007, we issued 336,186 shares of our common stock to Harold Roy Shipes, our Chief Executive Officer, in satisfaction of $168,093 of loans that he extended to us. These shares were valued at $0.50 per share.

On June 4, 2007, we sold 400 shares of our common stock to accredited investor Sandra Aguilar for an aggregate purchase price of $200 or $0.50 per share.

On June 4, 2007, we sold 400 shares of our common stock to accredited investor Iris Chavez for an aggregate purchase price of $200 or $0.50 per share.

On June 4, 2007, we sold 400 shares of our common stock to accredited investor Stephanie and Daniel Fletcher for an aggregate purchase price of $200 or $0.50 per share.

On June 4, 2007, we sold 600 shares of our common stock to accredited investor Frank and Senona Corner ford for an aggregate purchase price of $600 or $0.50 per share.

On June 4, 2007, we sold 400 shares of our common stock to accredited investor Eric Dominguez, custodian for minor child, Thomas R. Dominguez, for an aggregate purchase price of $200 or $0.50 per share.

On June 4, 2007, we sold 400 shares of our common stock to accredited investor Eric Dominguez, custodian for minor child, Grace E. Dominguez, for an aggregate purchase price of $200 or $0.50 per share.

On June 4, 2007, we sold 400 shares of our common stock to accredited investor Eric Dominguez, custodian for minor child, Emerson J. Dominguez, for an aggregate purchase price of $200 or $0.50 per share.

On May 22, 2007, we issued 100,000 shares of our common stock to Island Stock Transfer in return for transfer agent services for us by Island Stock Transfer.

On May 16, 2007, we sold 600 shares of our common stock to accredited investor Dooreen L. Koosman for an aggregate purchase price of $300 or $0.50 per share.

On May 14, 2007, we sold 500 shares of our common stock to accredited investor Ryan K. Davis for an aggregate purchase price of $200 or $0.50 per share.

On May 14, 2007, we sold 500 shares of our common stock to accredited investor Carlos E. Guzman for an aggregate purchase price of $250 or $0.50 per share.

On May 14, 2007, we sold 500 shares of our common stock to accredited investor Matthew Long for an aggregate purchase price of $250 or $0.50 per share.

On May 14, 2007, we sold 500 shares of our common stock to accredited investor Brandon K. Davis for an aggregate purchase price of $250 or $0.50 per share.

On May 14, 2007, we sold 500 shares of our common stock to accredited investor Rana S. Gill for an aggregate purchase price of $250 or $0.50 per share.

On May 14, 2007, we sold 500 shares of our common stock to accredited investor Shannon Long for an aggregate purchase price of $250 or $0.50 per share.

On May 14, 2007, we sold 500 shares of our common stock to accredited investor Gerald Davis for an aggregate purchase price of $250 or $0.50 per share.

On May 14, 2007, we sold 500 shares of our common stock to accredited investor Kendra Y. Davis for an aggregate purchase price of $250 or $0.50 per share.

On May 11, 2007, we sold 600 shares of our common stock to accredited investor Clarissa Cotton for an aggregate purchase price of $300 or $0.50 per share.

On May 11, 2007, we sold 400 shares of our common stock to accredited investor Juan Salido for an aggregate purchase price of $200 or $0.50 per share.

On May 11, 2007, we sold 600 shares of our common stock to accredited investor Eddie Gonzales for an aggregate purchase price of $300 or $0.50 per share.

On May 11, 2007, we sold 400 shares of our common stock to accredited investor Rhonda Gonzalez for an aggregate purchase price of $200 or $0.50 per share.

On May 4, 2007, we sold 400 shares of our common stock to accredited investor Jodie McGinnis for an aggregate purchase price of $200 or $0.50 per share.

On October 21, 2006, we issued 100,000 shares of our common stock to accredited investor Herbert E Dunham and his wife, Ana Dunham, in return for Mr. Dunham’s services as our Director. The shares were valued at $0.04.

On October 21, 2006, we issued 300,000 shares of our common stock to an affiliate entity, Atlas Precious Metals, Inc., for our acquisition of, Metales Preciosos, a Mexico incorporated entity, from Atlas Precious Metals, Inc. As a result of this transaction, Metales Preciosis is now our wholly owned subsidiary.

On September 21, 2006, we issued 30,000 shares of our common stock to Billie J. Burns as partial consideration for our purchase of 40 acres of free simple land from Mr. Burns in connection with our August 31, 2006 agreement with Mr. Burns.

On September 13, 2006, we issued 1,000,000 shares of our common stock to Hamilton & Lehrer, P.A. in exchange for legal services.

On September 13, 2006, we issued 4,000,000 shares of our common stock to our Chief Executive Officer, Harold Roy Shipes, and his wife, Eileen Shipes, which resulted from their ownership of 333 of our shares of common stock being forward split on a 12,000 to 1 basis.

On September 13, 2006, we issued 4,000,000 shares of our common stock to our Executive Vice President/Chief Financial Officer, John McKinney, and his wife, Lynette McKinney, which resulted from their ownership of 333 of our shares of common stock being forward split on a 12,000 to 1 basis.

On September 13, 2006, we issued 4,000,000 shares of our common stock to our Vice President of Administration/Corporate Secretary, Matthew Lang and his wife, Danielle Lang, which resulted from their ownership of 333 of our shares of common stock being forward split on a 12,000 to 1 basis.

We relied upon Sections 4(2) and 4(6) of the Securities Act of 1933, as amended (“the Securities Act”) for the offer and sale of the above shares. We believed that Section 4(2) was available because: (a) there was no general solicitation in the offer or sale; (b) all purchasers were accredited investors; (c) we placed restrictive legends on the certificates representing these securities issued to the accredited investors stating that the securities were not registered under the Securities Act and are subject to restrictions on their transferability and resale; and (d) the offer and sale did not involve a public offering.

EXHIBITS

Exhibit 3(i): September 4, 1992 Articles of Incorporation
Exhibit 3(i)(a): October 8, 1992 Amendment to Articles of Incorporation (Name change to Western States Engineering and Construction; change of par value to $1.00 per share)
Exhibit 3(i)(b): September 11, 1995 Amendment to Articles of Incorporation (Name change to Western States Engineering, Inc.
Exhibit 3(i)(c): June 20, 2006 Amendment to Articles of Incorporation (Name change to International Silver, Inc.
Exhibit 3(i)(d): July 24, 2006 Amendment to Articles of Incorporation (Increase of authorized shares to 500,000,000 shares and change of par value to $0.0001.
Exhibit 3(ii): Amended Bylaws
Exhibit 5: Legal Opinion of Hamilton & Lehrer, P.A.
Exhibit 10. 1: June 26, 2006 Agreement between Billy J. Burns and International Silver, Inc.
Exhibit 10. 2: August 31, 2006 Agreement with Billy J. Burns and International Silver, Inc.
Exhibit 10. 3: September 7, 2007 Vacant Land Purchase Agreement between Bruce D. and Elizabeth K. Strachan and International Silver, Inc. (the Langtree Property Acquisition Agreement)
Exhibit 21.3: Subsidiary of International Silver, Inc.
Exhibit 23(a): Consent of Moore & Associates, Chartered, Accountants and Advisors dated January 31, 2008
Exhibit 23(b): Consent of Hamilton & Lehrer, P.A. (included in Exhibit 5)

All other Exhibits called for by Rule 601 of Regulation SB-2 are not applicable to this filing.

(1) Information pertaining to our common stock is contained in our Articles of Incorporation and Bylaws.

UNDERTAKINGS

Information pertaining to our common stock is contained in our Articles of Incorporation and Bylaws. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes to:

(1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by, Section 10(a)(3) of the Securities Act;

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (ss.230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii) Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4) For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

(iv) Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

Each prospectus filed pursuant to Rule 424(b)(§230.424(b) of this chapter) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on our behalf by the undersigned, in Tucson, Arizona on February 1, 2008.

In accordance with the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Harold R. Shipes	Chairman of the Board/Director	February 1, 2008
Harold R. Shipes	Principal Executive Officer Chief Executive Officer

/s/Herbert E Dunham	Director	February 1, 2008
Herbert E Dunham

/s/ Michael Harrington	Director	February 1, 2008
Michael Harrington

/s/John McKinney	Chief Financial Officer	February 1, 2008
John McKinney	Principal Accounting Officer Executive Vice President

/s/ Matt J. Lang	Secretary/Vice President of Administration	February 1, 2008
Matt J. Lang